Exhibit 2.1

STOCK PURCHASE AGREEMENT
by and among
HARLAND CLARKE HOLDINGS CORP.,
MACANDREWS & FORBES HOLDINGS INC.,
DAVIS + HENDERSON CORPORATION,
SPOKE ACQUISITION, INC.
and
D+H LTD.
dated as of July 23, 2013

Exhibits

Exhibit A    Form of Transition Services Agreement
Exhibit B    Debt Commitment Letter

Exhibit C    Bought Deal Letter
Exhibit D    Net Working Capital Illustrative Calculation

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of July 23, 2013 (this “Agreement”), is by and among Harland Clarke Holdings Corp., a Delaware corporation (“Seller”), Spoke Acquisition, Inc., an Oregon corporation (“Acquirer I”), and D+H Ltd., an Ontario corporation (“Acquirer II”), and, solely for the purposes of Section 4.2, Section 4.4, Section 4.21, Section 4.22, Section 8.3, Section 9.7 and Section 9.8, Davis + Henderson Corporation, a corporation incorporated under the laws of the Province of Ontario (“Parent”) and, solely for the purposes of Section 4.13, Section 4.16, Section 4.19, Section 8.2 and Section 9.9, MacAndrews & Forbes Holdings Inc., a Delaware corporation (“MFH”). As used herein, Acquirer I and Acquirer II shall be referred to herein, individually and collectively as the “Buyer,” with the obligations of Buyer herein being joint and not several.
W-I-T-N-E-S-S-E-T-H :
WHEREAS, Seller (A) directly owns all of the outstanding common stock of Harland Clarke Corp (“HC Corp.”), a Delaware corporation, and (B) indirectly owns all of the outstanding common stock of (i) HFS Scantron Holdings Corp. (“Scantron Holdings”), a New York corporation, (ii) Harland Financial Solutions, Inc. (“Harland USA”), an Oregon corporation, no par value (the “Harland USA Common Stock”), (iii) Harland Financial Solutions Worldwide Limited (“Harland Ireland”), an Ireland company limited by shares, e1 par value per share (the “Harland Ireland Common Stock”) and (iv) Harland Israel Ltd. (“Harland Israel”), an Israel private company limited by shares, NIS 1.00 nominal value per share (the “Harland Israel Common Stock,” and together with the Harland USA Common Stock and the Harland Ireland Common Stock, the “Company Common Stock”). Each of Harland USA, Harland Ireland and Harland Israel are referred to herein individually as a “Harland Subsidiary,” and, collectively, as the “Companies”; and
WHEREAS, Seller desires to cause the sale and transfer of, and Buyer desires to purchase, the Company Common Stock, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Parent indirectly owns all of the issued and outstanding capital stock of the Buyer; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF THE COMPANY COMMON STOCK

Section 1.1    Sale and Purchase of the Company Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to cause the sale, assignment and transfer to (x) Acquirer I of, and Acquirer I agrees to purchase, the Harland USA Common Stock, and (y) Acquirer II of, and Acquirer II agrees to purchase, the Harland Israel Common Stock and the Harland Ireland Common Stock, in each case with respect to clauses (x) and (y), free and clear of any Liens or rights or claims of others.

Section 1.2    Purchase Price. The cash purchase price payable by Buyer for the Company Common Stock shall be U.S. $1,200,000,000 (the “Purchase Price”), subject to adjustment as set forth in Section 1.5(b) and Section 1.6.

Section 1.3        The Closing.

(a)Subject to the terms and conditions of this Agreement, the closing of the sale of the Company Common Stock to Buyer (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 on the later of (i) August 21, 2013, and (ii) the date which is three Business Days after the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Article V hereof (other than those conditions that relate to actions to be taken, or documents to be delivered, which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless extended by mutual agreement of the parties.

(b)At the Closing:

(i)    Buyer shall:

(A)    pay to Seller by Wire Transfer to the Designated Account immediately available funds in an amount equal to the Purchase Price (as adjusted pursuant to Section 1.5(b));

(B)    deliver the certificates contemplated by Sections 5.3(a) and 5.3(b);

(C)    deliver to Seller, the Transition Services Agreement, substantially in the form attached hereto as Exhibit A, duly executed by Buyer;

(D)    deliver to the Seller, a list of nominees consenting to act as directors of the Companies, with effect immediately following Closing; and

(E)    deliver to Seller such other agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required pursuant to Applicable Law; and

(ii)    Seller shall:

(A)    deliver to the applicable Buyer entity the stock certificates representing the applicable Company Common Stock (to the extent certificated), duly endorsed in blank (or accompanied by duly executed stock powers) and any other such good and sufficient instruments of transfer and delivery as shall be necessary pursuant to Applicable Law to vest in Buyer, all right, title and interest in the Companies;

(B)    deliver a certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(C)    deliver the certificates contemplated by Sections 5.2(a) and 5.2(b);

(D)    deliver to Buyer, the Transition Services Agreement, substantially in the form attached hereto as Exhibit A, duly executed by Seller;

(E)    deliver to Buyer an executed letter of resignation of each of the members serving on the board of directors of each of the Companies, effective as of the Closing; and

(F)    deliver to Buyer such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required pursuant to Applicable Law.

Section 1.4    Purchase Price Allocation. The Purchase Price (as adjusted pursuant to the terms hereof), shall be allocated among the Harland USA Common Stock, the Harland Ireland Common Stock and the Harland Israel Common Stock in accordance with Section 1.4 of the Company Disclosure Schedule, which allocation shall be binding upon Seller and Buyer (the “Allocation”). The parties will report the transactions contemplated by this Agreement consistent with the Allocation for all federal, state, local and foreign Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign law).

Section 1.5    Pre-Closing Purchase Price Adjustment.

(a)    At least three but no more than 10 Business Days before the Closing Date, Seller shall deliver to Buyer an unaudited statement (the “Estimated Net Working Capital Statement”), setting forth Seller's reasonable good faith estimation of Net Working Capital as of 11:59 p.m. Eastern time on the expected Closing Date (“Estimated Net Working Capital”). The Estimated Net Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements (subject to the modifications set forth in the definition of Net Working Capital (and the definitions used to calculate Net Working Capital)) and the methodology used in the illustrative calculation of Net Working Capital set forth on Exhibit D (the “Working Capital Methodology”).

(b)    If the Estimated Net Working Capital exceeds the Net Working Capital Target, then the Purchase Price as set forth in Section 1.2 hereof shall be increased by the amount of such excess. If the Net Working Capital Target exceeds the Estimated Net Working Capital, then the Purchase Price as set forth in Section 1.2 hereof shall be decreased by the amount of such excess.

Section 1.6    Post-Closing Working Capital True-Up Payment.

(a)    Within 60 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller an unaudited statement (the “Closing Net Working Capital Statement”), which shall set forth Buyer's calculation of Net Working Capital as of 11:59 p.m. Eastern time on the Closing Date (“Closing Net Working Capital”). The Closing Net Working Capital Statement shall be prepared in accordance with the Working Capital Methodology. Seller shall provide Buyer and its Representatives with any information reasonably requested by them and shall give them access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Seller and its

Affiliates for the purpose of its preparation of the Closing Net Working Capital Statement in accordance with this Section 1.6.

(b)    Upon receipt from Buyer, Seller shall have 30 days to review the Closing Net Working Capital Statement (the “Review Period”). If Seller disagrees with Buyer's computation of Closing Net Working Capital, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objection to Buyer's calculation of Closing Net Working Capital. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller's calculation of Closing Net Working Capital based on such objections. The parties hereto acknowledge that (x) the sole purpose of the determination of Closing Net Working Capital is to calculate the amount to be paid, if any, pursuant to Section 1.6(d) so as to reflect the difference between the Closing Net Working Capital and the Estimated Net Working Capital and (y) the calculation of the Closing Net Working Capital shall be prepared in accordance with the Working Capital Methodology. After the Closing Date, Buyer shall provide Seller and its Representatives with any information reasonably requested by them and shall give them access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Companies for the purpose of its review of the Closing Net Working Capital Statement in accordance with this Section 1.6.

(c)    Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer's calculation of Closing Net Working Capital and the Closing Net Working Capital Statement shall be final, conclusive and binding on all parties hereto. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent public accounting firm mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”). If Buyer and Seller are unable to so agree, each shall select a nationally recognized independent accounting firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean the third such firm. The parties shall instruct the Independent Accounting Firm promptly to review this Section 1.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Working Capital set forth in the Closing Net Working Capital Statement requires adjustment. The Independent Accounting Firm shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Accounting Firm shall deliver to Buyer and Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Working Capital; provided, however, that in no event shall Closing Net Working Capital as determined by the Independent Accounting Firm be less than Buyer's calculation of Closing Net Working Capital set forth in the Closing Net Working Capital Statement nor more than Seller's calculation of Closing Net Working Capital set forth in the Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties. Buyer and Seller shall each pay their own costs and expenses incurred under this Section 1.6. The Independent Accounting Firm shall allocate its fees, costs and expenses in accordance with the percentage which the portion of the contested amount not awarded to Buyer, on the one hand, and Seller, on the other hand, bears to the amount actually contested by or on behalf of such parties.

(d)    For the purposes of this Agreement, “Final Net Working Capital” means the Closing Net Working Capital: (i) as shown in the Closing Net Working Capital Statement delivered by Buyer to Seller pursuant to Section 1.6(a), if no Notice of Objection with respect thereto is timely delivered by Seller to Buyer pursuant to Section 1.6(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Seller pursuant to Section 1.6(c) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm's calculation delivered pursuant to Section 1.6(c). If the Final Net Working Capital exceeds the Estimated Net Working Capital, Buyer shall pay the amount of such excess to Seller, and if the Estimated Net Working Capital exceeds the Final Net Working Capital, Seller shall pay the amount of such excess to Buyer, in either case by Wire Transfer, together with interest thereon at a rate equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment, provided that such payment by either party shall be made only if the amount of such payment exceeds $200,000.

(e)    In the period beginning on the Closing Date and ending on the date of final resolution of Final Net Working Capital pursuant to this Section 1.6, no changes made by Buyer to (i) the accounting methodology or the accounting for any particular assets or liabilities of the HFS Business on which the Closing Net Working Capital calculation is based or (ii) any operational, financial or tax or other practices or methodologies of or relating to the HFS Business shall have an impact upon the calculation of Closing Net Working Capital or the calculation of the payment contemplated by Section 1.6(d), if any.

Section 1.7    Withholding. Buyer and the Companies will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Purchase Price) such amounts as Buyer or the Companies (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Applicable Laws. Buyer acknowledges that it believes it is only required to deduct and withhold with respect to the making of any payment pursuant to this Agreement (including payments of Purchase Price) under Section 1445 of the Code; provided, that Buyer and the Companies shall only be entitled to deduct and withhold amounts pursuant to Section 1445 of the Code if Seller fails to deliver the certificate described in Section 1.3(b)(ii)(B). To the extent Buyer subsequently determines in good faith and after consultation with Seller that it is required to withhold with respect to the making of any payment pursuant to this Agreement (including payments of Purchase Price) (other than under Section 1445 of the Code), Buyer shall work in good faith with Seller to eliminate or reduce such withholding. To the extent that amounts are so withheld by Buyer or the Companies and paid over to the proper Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF SELLER

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section to which such information is applicable so long as the application to such section is readily apparent from reading such disclosure), Seller hereby represents and warrants to Buyer as follows and acknowledges and agrees that the Buyer is relying upon the representations and warranties specifically set forth in this Article II in connection with its purchase of the Company Common Stock:
Section 2.1    Organization and Related Matters.

(a)    Harland USA is a corporation duly organized, validly existing and in good standing under the laws of Oregon. Harland Ireland is a company limited by shares duly organized and validly existing under the laws of Ireland. Harland Israel is a private company limited by shares duly organized and validly existing under the laws of the State of Israel. Each of the Companies has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Section 2.1(b) of the Company Disclosure Schedule sets forth a list of all the Subsidiaries of each of the Companies. All of the outstanding shares of capital stock or other securities evidencing ownership of the Subsidiaries of each of the Companies are validly issued, fully paid and nonassessable and such shares or other securities are owned by the applicable Company or another of its Subsidiaries free and clear of any Lien (other than any Permitted Lien) with respect thereto. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interest of any of the Companies' Subsidiaries, or otherwise obligating any of the Companies' Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities, or interests. Each Subsidiary of the Companies (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect) and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

Section 2.2    Capitalization.

(a)    The authorized capital stock of Harland USA consists of 1,000 shares of Harland USA Common Stock, 200 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. The authorized capital stock of Harland Ireland consists of 1,000 shares of Harland Ireland Common Stock, 2 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. The authorized capital stock of Harland Israel consists of 1 million shares of Harland Israel Common Stock, 1,000 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.

(b)    All of the equity interests of HC Corp. are directly owned by Seller and all of the equity interests of Scantron Holdings are directly owned by HC Corp. All of the Company Common Stock is directly owned by Scantron Holdings and is free and clear of any Liens (other than Permitted Liens, all of which will be discharged on or prior to the Closing). Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of any the Companies are issued, reserved for issuance or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of any of the Companies, or otherwise obligating any of the Companies to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests other than this Agreement. Upon completion of the transaction contemplated by this Agreement, the Buyer will have good and valid title to the Company Common Stock, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Companies, and (ii) Liens granted by the Buyer.

Section 2.3    Authority; No Violation.

(a)    Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement and to consummate or cause to be consummated the transactions contemplated hereby and thereby. Seller has the corporate power and authority to cause each of HC Corp. and Scantron Holdings to take all actions necessary to consummate or cause to be consummated the transactions contemplated hereby. The execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Seller. No other corporate proceedings (including any approvals of Seller's stockholder) on the part of Seller, HC Corp. or Scantron Holdings, are necessary to approve this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the certificates of incorporation or bylaws or similar constating documents of Seller, HC Corp., Scantron Holdings, the Companies or their respective Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 2.4 and Section 2.5 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, HC Corp., Scantron Holdings or any of the Companies or their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the transactions contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Seller, HC Corp., Scantron Holdings or any of the Companies or their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Seller, HC Corp., Scantron Holdings or any of the Companies or their Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.4    Required Authorizations. Except for (a) such Authorizations that the failure to obtain would not, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (b) compliance with any applicable requirements under the HSR Act, (c) such Authorizations that may be required solely by reason of the participation of Buyer (as opposed to any other third-party buyer) in the transactions contemplated hereby and (d) such Authorizations disclosed on Section 2.4 of the Company Disclosure Schedule, none of Seller, HC Corp., Scantron Holdings, the Companies or the Companies' Subsidiaries is required to obtain any consents or approvals of or make any filings, declarations or registrations with any Governmental Authority in connection with (x) the execution and delivery by Seller of this Agreement or (y) the consummation by Seller of the transactions contemplated hereby.

Section 2.5    Required Consents . There is no requirement to obtain any consent, approval or waiver of a party under any Leases or any Material Contract to which any of Seller, the Companies or their respective Subsidiaries is a party to any of the transactions contemplated by this Agreement, except for the consents, approvals and waivers described in Section 2.5 of the Company Disclosure Schedule.

Section 2.6    Financial Statements; Absence of Liabilities.

(a)    Section 2.6(a) of the Company Disclosure Schedule sets forth (A) (i) the audited combined balance sheet of the Companies and their respective Subsidiaries as of December 31, 2012 (the “Company Balance Sheet”) and (ii) the related audited combined statements of operations, comprehensive (loss) income, business equity and cash flow and all notes to them, together with a report of the auditors of the Companies and their respective Subsidiaries for the fiscal year ended December 31, 2012 (the financial statements described in clauses (i) and (ii) being the “Company Financial Statements”), and (B) (i) the unaudited combined balance sheet of the Companies and their respective Subsidiaries as of March 31, 2013 (the “Company First Quarter Balance Sheet”) and (ii) the related unaudited combined statements of operations, comprehensive (loss) income, business equity and cash flow and all notes to them of the Companies and their respective Subsidiaries for the three months ended March 31, 2013 (the financial statements described in clauses (i) and (ii) being the “Company First Quarter Financial Statements”). The Company Balance Sheet and the Company First Quarter Balance Sheet, respectively, fairly present in all material respects the financial position of the Companies and their respective Subsidiaries as of the dates thereof, and the other Company Financial Statements and Company First Quarter Financial Statements present fairly in all material respects the results of the operations and cash flows of the Companies and their respective Subsidiaries for the respective fiscal periods therein set forth, in each case (except, in the case of the Company First Quarter Financial Statements, for the absence of normal year-end adjustments), in accordance with GAAP.

(b)    Except for (i) those liabilities that are reflected or reserved against on the Company Balance Sheet or the Company First Quarter Balance Sheet, (ii) liabilities incurred after the date of the Company First Quarter Balance Sheet which are incurred in the Ordinary Course of Business or with the express consent of Buyer hereunder, (iii) liabilities arising under the Material Contracts since the date of the Company First Quarter Balance Sheet other than as a result of a default or breach thereof, and (iv) liabilities expressly disclosed in Section 2.6(b) of the Company Disclosure Schedule, none of the Companies nor any of their respective Subsidiaries have any material liabilities or obligations of any nature whatsoever.

Section 2.7    Corporate Records. The Corporate Records are complete and accurate in all material respects and all material corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all Applicable Laws and with the constating documents of each of the Companies and their respective Subsidiaries.

Section 2.8    Internal Controls. Each of the Companies and their respective Subsidiaries has devised and maintained systems of internal accounting controls with respect to its business (given the size and nature of the applicable entity) sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements, in each case, (except, in the case of the Company First Quarter Financial Statements, for the absence of normal year-end adjustments), in accordance with GAAP, (iii) access to their property and assets is permitted only in accordance with management's general or specific authorization, and (iv) material information relating to each of the Companies and their respective Subsidiaries is made known to those within the entity responsible for the preparation of the financial statements during the period in which the financial statements have been prepared.

Section 2.9    Title to and Sufficiency of Assets, Condition of Tangible Assets. Each of the Companies and their respective Subsidiaries has good and valid title to all of its properties and assets (whether real, personal or mixed), including all the properties and assets reflected on the Company First Quarter Financial Statements or thereafter acquired, other than those disposed of since March 31, 2013 in the Ordinary Course of Business, in each case free and clear of all Liens except for Permitted Liens. Except as disclosed in Section 2.9 of the Company Disclosure Schedule, the assets of the Companies and their respective Subsidiaries together with the assets that are made available to the Buyer under the Transition Services Agreement are all of the material assets necessary and sufficient to operate, after the Closing, the HFS Business substantially in the manner presently operated by the Companies and their respective Subsidiaries.

Section 2.10    Material Contracts.

(a)    Section 2.10 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each of the following Contracts which the Companies or any of their respective Subsidiaries is currently a party to or bound by (in each case, other than any Plan) (each, a “Material Contract”):

(i)    any Contract relating to any Indebtedness of more than $500,000;

(ii)    any Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any of the Companies or any of their respective Subsidiaries (other than in the Ordinary Course of Business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations on the part of the Companies or their respective Subsidiaries ongoing;

(iii)    any Lease, rental or occupancy agreement or installment and conditional sale agreement that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property or (y) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property involves aggregate payments in excess of $250,000 in 2012;

(iv)    any Contract under which any Harland Subsidiary or its Subsidiaries has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(v)    any Contract with respect to which any of the Companies or their respective Subsidiaries (i) has received more than $750,000 in annualized revenue within the 12-month period prior to the date of the Company Balance Sheet or (ii) has a stated liability or obligation of more than $750,000 within any 12-month period from and after the date of the Company Balance Sheet, in each case, other than contracts (such as purchase orders) entered into in the Ordinary Course of Business;

(vi)    any Contract prohibiting or materially restricting the ability of any Harland Subsidiary or its Subsidiaries to conduct their respective business in any geographical area or to compete with any Person;

(vii)    any Contract that provides for earn-outs or other similar contingent obligations (in each case, that have not been satisfied or settled, or with respect to which the earn-out or measurement period has not yet expired, prior to the date hereof) to be paid by any Harland Subsidiary or any of its Subsidiaries that would reasonably be expected to exceed $500,000 in the aggregate;

(viii)    any Contract (other than (x) subsequent purchase orders with suppliers, Clients, distributors or resellers entered into in the Ordinary Course of Business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 2.10(a)) with any of the top fifteen (15) suppliers, top seventeen (17) Clients, top eleven (11) distributors (with respect to the resale of products of the Companies and their respective Subsidiaries) and top twenty (20) resellers (for whom the Companies and their respective Subsidiaries resell such third party's products), in each case (based on aggregate dollar amount of payments to such vendors or consideration received from such Clients, resellers or distributors) for 2012;

(ix)    any License Agreement in which annual payments by any of the Companies were in excess of $500,000 in 2012;

(x)    any Contract for a Harland Subsidiary's purchase of materials, supplies, products or services, currently involving annual payments in excess of $400,000;

(xi)    any Contract that (x) contains most favored customer pricing provisions with any third party or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in the case of each of (x) and (y) in a manner which is material to the HFS Business.

(xii)    any Contract with any Governmental Authority (except those Contracts entered into in the Ordinary Course of Business);

(xiii)    any Contract relating to the settlement or compromise of any Proceedings that has material continuing rights or continuing obligations thereunder; and

(xiv)    any joint venture Contract, exclusive distribution Contract, partnership agreement, or limited liability company agreement.

(b)    Each Material Contract is valid, binding and in full force and effect, and enforceable against each Harland Subsidiary or its Subsidiaries party thereto and to the Knowledge of Seller, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Except as set forth in Section 2.10(b) of the Company Disclosure Schedule, since January 1, 2011, each of the Companies and their respective Subsidiaries has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued and none of the Companies nor any of their respective Subsidiaries has received (x) any claim or notice of material breach of or material default under any Material Contract or any written notice of an intention to challenge the validity or enforceability of any such Material Contract and (y) any written notice of an intention to terminate or not renew any such Material Contract. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would become defaults) of any of the Companies or their respective Subsidiaries or, to the Knowledge of Seller, any other party thereto, under any Material Contract.

Section 2.11    No Broker. Except as set forth in Section 2.11 of the Company Disclosure Schedule, none of Seller, HC Corp., Scantron Holdings, the Companies or the Subsidiaries of the Companies has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

Section 2.12    Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there are no material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of Seller, threatened against any of the Companies or any of their respective Subsidiaries. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon any of the Companies or their Subsidiaries or any of their respective properties, assets or business that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 2.13    Compliance with Applicable Law; Permits. Each Harland Subsidiary and its Subsidiaries is and has been, since June 30, 2010, conducting its business in compliance with all Applicable Laws, regulations, orders, judgments and decrees, except for such failures to comply that would not reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Companies, nor any of their Subsidiaries, nor any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Companies or their Subsidiaries have, directly or indirectly, in connection with the business activities of the Companies and their Subsidiaries used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 or any corresponding foreign statutes. The Companies and their respective Subsidiaries hold, own or possess all Permits necessary for the lawful ownership, operation and use of the properties and assets and the conduct of the businesses of the Companies and their respective Subsidiaries as currently conducted, except for such Permits that the failure to hold, own or possess would not reasonably be expected to have a Company Material Adverse Effect. The Companies and their respective Subsidiaries are in compliance with their respective obligations under such Permits, with such exceptions as would not reasonably be expected to have a Company Material Adverse Effect. Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Seller, since January 1, 2011, none of such Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Permit has been received by any Harland Subsidiary or any of its Subsidiaries, provided, however, that this Section 2.13 shall not apply to matter related to Taxes, which shall be governed by Section 2.16.

Section 2.14    Agreements with Regulatory Agencies. Neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, a Governmental Authority, that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 2.15    Insurance. Each material insurance policy covering the Companies and their respective Subsidiaries or any of their assets, properties or employees is in full force and effect, all premiums due and payable thereon have been paid and Seller has not received written notice from any insurer or agent of any intent to cancel any such insurance policy. Seller has complied in all material respects with the terms and provisions of such insurance policies to the extent affecting the Companies and their respective Subsidiaries. There is no material claim by Seller pending under any of such policies with respect to the Companies or any of their respective Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 2.16    Taxes.

(a)    Since May 1, 2007, all material Tax Returns of the Companies and their respective Subsidiaries that are required to be filed have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(b)    Since May 1, 2007, all Taxes due and payable with respect to any Tax Returns of the Companies and their respective Subsidiaries or otherwise payable by, or with respect to the assets or operations of, the Companies or their Subsidiaries have been timely paid;

(c)    Since the date of the Company Balance Sheet, none of the Companies or their Subsidiaries (i) has incurred any Taxes outside the Ordinary Course of Business, (ii) changed a method of accounting for income Tax purposes, (iii) entered into any agreement with any Taxing Authority with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any material election with respect to Taxes, or (viii) made any material election with respect to Taxes (except to the extent consistent with past practices and accounting methods);

(d)    Since May 1, 2007, the Companies and their respective Subsidiaries, in all material respects, have timely and properly withheld and paid over to the proper Taxing Authority (or are holding for payment) (i) all Taxes required to be withheld from amounts owing to any employee, agents, contractors, nonresidents, shareholders, creditor or third party, and (ii) all sales, use, ad valorem, and value added Taxes;

(e)    There are no material Liens for Taxes upon the assets of the Companies or any of their respective Subsidiaries except for Permitted Liens;

(f)    None of the Companies or their Subsidiaries is liable for Taxes of any other Person (other than Seller or the Company or other Subsidiaries) as a result of successor liability or transferee liability. To the Knowledge of Seller, none of the Companies or their Subsidiaries has been (i) a member of any affiliated, consolidated, combined or unitary group (other than a group of which Seller or such Harland Subsidiary is or was the common parent) or (ii) a party to any Contract that includes a provision which relates to the sharing or indemnification of any amount of material Tax liabilities or the sharing or indemnification of any material Tax benefits;

(g)    There are no material audits or investigations by any Taxing Authority of, or with respect to the income, operations or assets of, the Companies or their Subsidiaries currently in progress, pending, or to the Knowledge of Seller, threatened in writing;

(h)    Since May 1, 2007, none of the Companies or their Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(i)    None of the Companies or their Subsidiaries or the Seller or any of their Affiliates has (A) a request for a private letter ruling, (B) a request for administrative relief, (C) a request for technical advice, (D) a request for a change of any method of accounting, or (E) any other request that is pending with any Taxing Authority that, in each case, relates to the Taxes or Tax Returns of the Companies or their Subsidiaries. No power of attorney granted by the Companies or their Subsidiaries with respect to any Taxes is currently in force. None of the Companies or their Subsidiaries has executed or filed with any Taxing Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax;

(j)    Since May 1, 2007 none of the Companies or their Subsidiaries have received a written notice from any Taxing Authority that the Companies or their Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which the Companies or their Subsidiaries do not file Tax Returns or pays Taxes;

(k)    None of the Companies or their Subsidiaries is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) a change in method of accounting made prior to, or with respect to, a period ending on or prior to the Closing Date; or (ii) an agreement entered into with any Government Authority on or prior to the Closing Date;

(l)    Neither Harland USA nor its Subsidiaries is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state or local laws other than any such transaction relating to deferred revenue of Harland USA or its Subsidiaries incurred in the Ordinary Course of Business); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state or local laws); (iii) any election (including a protection election) pursuant to Section 108(i) of the Code; (iv) any “excess loss account” with respect to any stock owned in any Subsidiary; or (v) any item of income, gain, loss, expense, or deduction that is deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13;

(m)    Harland USA does not own an interest in any Flow-Thru Entity other than HFS Software India Private Limited;

(n)    Harland USA is not (nor has ever been) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(o)    There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Harland USA that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Companies or their Subsidiaries that could be nondeductible under Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code;

(p)    To the Knowledge of the Seller, none of the Companies or their Subsidiaries has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any actual or potential Taxes, including those Taxes imposed under Section 409A of the Code or Section 4999 of the Code, except to the extent such payments are to be made in the Ordinary Course of Business;

(q)    Seller's disposition of the shares of Harland USA could not result in a reduction in any Tax attribute (as set forth in Treasury Regulation Section 1.1502-34(d)(4)) of Harland USA or its Subsidiaries pursuant to Treasury Regulation Section 1.1502-36; and

(r)    Neither the Seller, Harland USA nor its Subsidiaries has made an election under Section 336(e) of the Code (or entered a contract to make such election) to treat any “qualified stock disposition” (as such term is defined in Treasury Regulation Section 1.336-1(b)(6)) with respect to Harland USA or its Subsidiaries as a disposition of all the assets of Harland USA or its Subsidiaries.

Section 2.17    Employees; Employee Benefit Plans; ERISA

(a)    Section 2.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Plan and each material Seller Plan.

(b)    With respect to each Company Plan, Seller has delivered or made available to Buyer a true and complete copy of such Company Plan, including all plan documents and amendments thereto, as well as the three (3) most recent Forms 5500 and accompanying schedules, if any, the current summary plan description and any material modifications thereto, as required, and the most recent determination letter from the IRS, if any. With respect to each material Seller Plan, Seller has delivered or made available to Buyer a true and complete copy of such Seller Plan, including all plan documents and amendments thereto.

(c)With respect to each Company Plan and each Seller Plan in which employees of the Company participate that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”), the IRS has issued a favorable determination letter that has not been revoked, or the remedial amendment period under Section 401(b) of the Code and IRS Revenue Procedure 2005-66 has not expired, and, to the Knowledge of Seller, no events or circumstances exist that could reasonably be expected to result in the disqualification of any such Qualified Plan or the failure of any such Qualified Plan to qualify.

(d)Each Company Plan has been administered in all material respects in accordance with its terms and Applicable Law.

(e)No Company Plan is, or has been within the last six (6) years, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. The Company does not participate in any multiemployer pension plan, as defined in Section 3(37) of ERISA.

(f)There does not now exist, nor, to the Knowledge of Seller, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability (as defined in the next sentence) that would be a liability of any of the Companies or any of their respective Subsidiaries following the Closing Date with respect to events that have occurred on or prior to the Closing Date. “Controlled Group Liability” shall mean any liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA or (iii) under Sections 412 and 4971 of the Code, that arise in respect of employee benefit plans maintained by Seller and its ERISA Affiliates that are not Company Plans. “ERISA Affiliate” means one or more trade or businesses being deemed a single employer with the Seller or the Company under Section 414 of the Code.

(g)Except as set forth in Section 2.17(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, any payment or benefit to any employee, officer or director of any of the Companies or their respective Subsidiaries under a Company Plan.

(h)Except as set forth in Section 2.17(h) of the Company Disclosure Schedule and as would not reasonably be expected to result in a material liability, there are no pending claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or investigations by any Governmental Authority with respect to which notice has been given to any of the Companies or their respective Subsidiaries against the Company Plans. None of the Companies or their Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), that would reasonably be expected to subject any of the Company Plans or their related trusts, or any of the Companies or their Subsidiaries, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)Except as set forth in Section 2.17(i) of the Company Disclosure Schedule, no Company Plan, Seller Plan or any other promise provides life insurance, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than COBRA coverage mandated by Applicable Law.

(j)Each Company Plan may be amended, terminated, modified or otherwise revised by Company, as provided in the Company Plan as so amended, other than benefits protected under Section 411(d) of the Code, on and after the Closing, without further material liability to Company (excluding ordinary administrative expenses and routine claims for benefit plans).

(k)As relates to any of the Companies and their respective Subsidiaries, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened, (i) any strike, slowdown, picketing or work stoppage or (ii) any application for certification of a collective bargaining agent. With respect to each of the Companies and their Subsidiaries, (A) no labor organization or group of employees of the Companies or any of their Subsidiaries has made a pending demand for recognition or certification, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past five years, and (B) there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts or grievances, or other material labor disputes against or involving the any of Companies or any of their Subsidiaries. Except as set forth in Section 2.17(k) of the Company Disclosure Schedule, none of the Companies or their respective Subsidiaries is party to any union, collective bargaining agreements or other similar labor agreements covering Company Employees employed in the United States, India, Ireland or Israel and none of the Company Employees employed in the United States, India, Ireland or Israel is covered by any union, collective bargaining or other similar labor agreements.

Section 2.18    Intellectual Property and Technology.

(a)    Section 2.18(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all (i) issued Patents and pending Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by any of the Companies or their respective Subsidiaries. With respect to each item listed in Section 2.18(a) of the Company Disclosure Schedule, except as set forth in Section 2.18(a) of the Company Disclosure Schedule (a) the relevant Harland Subsidiary or its respective Subsidiary, as applicable, is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (b) no action, suit, proceeding, hearing, charge, complaint or claim is pending or, to the Knowledge of the Seller, threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item. Except as set forth Section 2.18(a) of the Company Disclosure Schedule, the Companies and their respective Subsidiaries have, in the Ordinary Course of Business, maintained each such registration and/or application so that each such registration and/or application (i) has not been abandoned or cancelled, and (ii) has been maintained effective by all requisite filings, renewals and payments. Section 2.18(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all jurisdictions in which such Intellectual Property is registered or registrations have been applied for and all registration and application numbers.

(b)    Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, to the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the computer and data processing systems, facilities and services used by the Companies or their Subsidiaries are substantially free of any material defects, bugs and errors, and do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials wherein any of the Companies' or their Subsidiaries' Trade Secrets has been disclosed to a third party.

(c)    Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, (i) none of the Companies or their respective Subsidiaries are infringing upon, misappropriating or otherwise violating any Copyrights or Trade Secrets of any Person, (ii) to the Knowledge of the Seller, none of the Companies or their respective Subsidiaries are infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, other than Copyrights and Trade Secrets, and (iii) none of the Companies or their respective Subsidiaries have received from any Person in the past twelve months any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by any of the Companies or their respective Subsidiaries of the Intellectual Property of any Person. To the Knowledge of the Seller, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property of any of the Companies or their respective Subsidiaries in any manner that would reasonably be expected to have a Company Material Adverse Effect. Notwithstanding anything else in this Agreement to the contrary, the parties acknowledge and agree that the representations and warranties set forth in this Section 2.18(c) are the only representations and warranties made by the Seller with respect to infringement of Intellectual Property of any third party.

(d)    Section 2.18(d) of the Company Disclosure Schedule sets forth a list of the material Company Software product lines currently made available by the Companies and their respective Subsidiaries (the “Material Company Software”). Except as set forth in Section 2.18(d) of the Company Disclosure Schedule, none of the Company Software distributed by any of the Companies or their respective Subsidiaries in its or their client applications incorporates or is comprised of or distributed with any Publicly Available Software in a manner which (i) requires the distribution of Material Company Software source code or other material proprietary source code of the Companies or their respective Subsidiaries in connection with the distribution of such Publicly Available Software; (ii) materially limits any of the Companies or their respective Subsidiaries' freedom to seek full compensation in connection with marketing, licensing, and distributing of Material Company Software; or (iii) allows a Client or requires that a Client have the right to decompile, disassemble or otherwise reverse engineer any Material Company Software by its terms and not by operation of Applicable Law. Except as set forth in Section 2.18(d) of the Company Disclosure Schedule, one of the Companies or their respective Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers' notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of each item of material Company Software, subject to any licenses granted to third parties therein.

(e)    Except as set forth in Section 2.18(e) of the Company Disclosure Schedule, the third party Software that is used by any of the Companies or their respective Subsidiaries in the operation of the HFS Business (other than Software made available pursuant to the Transition Services Agreement) is used pursuant to valid license agreements (collectively, the “Third Party Licenses”) that will allow the continued operation of the HFS Business consistent with past practice and none of the Companies or their respective Subsidiaries have exercised any rights, including without limitation any use, reproduction, distribution or derivative work rights, outside the scope of any Third Party License that have not been cured prior to the Closing Date.

(f)    Except as set forth in Section 2.18(f) of the Company Disclosure Schedule, each of the Companies and their respective Subsidiaries have taken commercially reasonable actions in the Ordinary Course of Business to protect, preserve and maintain their material Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of confidential information, trade secrets and proprietary information under Applicable Law. Without limitation, such reasonable actions have included requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements, in each case to the extent that such employees or consultants have worked with or have developed any part of their Intellectual Property. Except as set forth in Section 2.18(f) of the Company Disclosure Schedule, to the Knowledge of the Seller, there has been no material unauthorized disclosure of any Trade Secrets of any of the Companies or their respective Subsidiaries.

(g)    Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, none of the Companies or their respective Subsidiaries has disclosed any Material Company Software source code or other material proprietary source code of the Companies or their respective Subsidiaries to any other Person, except in connection with a source code escrow agreement in which release of the Company Software source code is generally limited to the following contingencies: (x) a Company or its

Subsidiaries cease to support the relevant Software as required by the relevant license agreement, (y) a Company or its Subsidiaries fail adequately to maintain service levels established in the relevant license agreement, or (z) a Company or its Subsidiaries ceases to conduct the relevant business, becomes insolvent or enters into bankruptcy. Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, none of the Companies or their respective Subsidiaries is obligated to operate in accordance with any outsourcing agreement or to support or maintain any of the Company Software except pursuant to agreements that provide for periodic payments to the applicable Company or a Subsidiary thereof for such services or pursuant to warranty obligations.

(h)    Except as set forth in Section 2.18(h) of the Company Disclosure Schedule, since June 30, 2010 (i) to the Knowledge of the Seller, each of the Companies and their respective Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security, and the consummation of the transactions contemplated hereunder will not result in a violation thereof, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against any Company or their Subsidiaries, in the case of each of (i) and (ii), except where the failure to so comply would be expected to have a Company Material Adverse Effect.

(i)    Each of the Companies and their Subsidiaries have a business interruption plan in effect as of the date hereof. Section 2.18(i) of the Company Disclosure Schedule contains a complete list of all material interruptions in the technology support of each of the Companies and their respective Subsidiaries, as applicable, that have occurred in the 2 years prior to the date hereof.

Section 2.19    Real Estate.

(a)    None of the Companies or their Subsidiaries owns any real property.

(b)    Section 2.19(b) of the Company Disclosure Schedule identifies by street address all of the real property that is leased, subleased or occupied pursuant to similar agreements by the Companies or any of their Subsidiaries (the “Leased Real Property”). Seller has made available to Buyer true, correct and complete copies of all leases, lease guaranties, subleases, licenses, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments and modifications thereof (the “Leases”). There exists no default or condition, or any state of facts or event that with the passage of time or giving of notice would constitute a default, in the performance by any of the Companies and their Subsidiaries of their respective obligations under any of the Leases or, to the Knowledge of Seller as of the date hereof, by any other party to any of the Leases. None of the Companies nor any of their Subsidiaries has received any written or, to the Knowledge of Seller, oral communication from the landlord or lessor under any of the Leases claiming that any of the Companies or any of their Subsidiaries are in breach of their obligations under the respective Leases, including due but unpaid rent or other charges. The Company or Subsidiary that is the tenant thereunder is in sole possession of the premises demised under each Lease and has not assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any Lease or the premises demised under any of the Leases. Each Lease is in full force and effect and the Company or Subsidiary that is the tenant thereunder has a valid and enforceable interest in such Lease free and clear of all Liens (other than Permitted Liens). To the Knowledge of Seller, all buildings and all fixtures, equipment and other real or tangible property and assets held under the Leases by any of the Companies or their applicable Subsidiaries are in good condition and the systems located therein are in good working order and condition. The Leased Real Property constitutes all of the real property interests used by the Companies and their Subsidiaries in the conduct of their business.

Section 2.20    Intercompany Arrangements.

(a)    Section 2.20(a) of the Company Disclosure Schedule identifies all material agreements or arrangements between any of the Companies or any of their Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Companies and their Subsidiaries), on the other hand.

(b)    Except as set forth in Section 2.20(b) of the Company Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Companies and their Subsidiaries) or Representatives of Seller or any of its Affiliates owns any material property or asset used in the conduct of the business of any of the Companies and their Subsidiaries.

Section 2.21    Filing Documents. None of the information regarding the Companies or any of their Affiliates supplied or to be supplied by or on behalf of any of the Companies or Seller on or prior to the Closing Date for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.22    Customer and Suppliers. Section 2.22 of the Company Disclosure Schedule sets forth a list of (a) the twenty (20) largest Clients of the HFS Business measured by dollar value on a consolidated basis for the twelve months ended on the date of the most recent balance sheet included in the Company First Quarter Financial Statements, and (b) the top ten (10) suppliers or vendors to the HFS Business based on the aggregate dollar amount of purchases of vendor product or service by the HFS Business on a consolidated basis during such twelve-month period. No such Client or supplier has terminated or notified any of the Seller, the Companies or any of their respective Subsidiaries in writing that it intends to terminate after the Closing its business relationship with any of the Companies or their respective Subsidiaries. To the Knowledge of the Seller, no such Client or supplier has informed the Companies or any of their respective Subsidiaries (in writing or otherwise) that it will terminate its Contract with the applicable Company or any of its respective Subsidiaries earlier than the stated term in such Contract.

Section 2.23    Absence of Certain Changes. Since the date of the Company Balance Sheet, except as contemplated by this Agreement (a) the Companies and their Subsidiaries have conducted their business in all material respects only in the Ordinary Course of Business and (b) as of the date hereof, there has not been a Company Material Adverse Effect.

Section 2.24    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article II and Section 9.9, neither Seller nor any of its or its Affiliates' Representatives, nor any other Person, makes or shall be deemed to make or have made any representation or warranty to Buyer, any of its or its Affiliates' Representatives or any other Person, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement or with respect to any other information provided to Buyer or any of its or its Affiliates' Representatives or any other Person, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its or its Affiliates' Representatives or any other Person. Neither Seller nor any of its or its Affiliates' Representatives will have or be subject to any liability or indemnification obligation to Buyer or any of its or its Affiliates' Representatives or any other Person resulting from the distribution to Buyer or its or its Affiliates' Representatives, or from such Person's use of or otherwise with respect to, (a) any projections, estimates, trends or budgets in respect of the HFS Business, the Companies or any of their Subsidiaries or the industries or geographic areas in which any of them operate or (b) any material, documents or information relating to any of the Companies or their Subsidiaries made available or disclosed to Buyer or any of its or its Affiliates' Representatives or any other Person in the Electronic Data Room or any information memorandum, management presentation, question and answer session or otherwise, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in any section of the Buyer Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section to which such information is applicable so long as the application to such Section is readily apparent from reading such disclosure), Buyer hereby represents and warrants to Seller as follows and acknowledges and agrees that the Seller is relying upon the representations and warranties specifically set forth in this Article III in connection with its sale of the Company Common Stock:
Section 3.1    Organization and Related Matters. Acquirer I is a corporation duly organized, validly existing and in good standing under the laws of Oregon. D+H Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Ontario. The Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.2    Authority; No Violation.

(a)    Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Buyer. No other corporate proceedings (including any approvals of Buyer's shareholders) on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Buyer (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained,

(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the transactions contemplated hereby, accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that, either individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 3.3    Required Authorizations. Except for (a) Authorizations that the failure to obtain would not, either individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect, (b) compliance with any applicable requirements under the HSR Act, and (c) Authorizations that may be required solely by reason of the participation of the Companies or Seller (as opposed to any other third party) in the transactions contemplated hereby, Buyer is not required to obtain any consents or approvals of or make any filings, declarations or registrations with any Governmental Authority in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the transactions contemplated hereby.

Section 3.4    No Israeli Nexus. Neither Buyer nor any of its Controlling or Controlled Persons or entities is an Israeli entity, is registered to do business in Israel, has a registered office in Israel, has local representative or agents, or sell to customers located in Israel. Neither Buyer nor any of its Controlling or Controlled Persons or entities has any direct or indirect holdings in an Israeli corporation which exceeds 25% of any of the following: voting rights, rights to appoint directors or dividend rights, or direct or indirect holdings of the outstanding shares of such corporation. For purposes of this Section 3.4, “Control” in this Section shall mean having 50% of either (i) the right to appoint directors or (ii) the voting power in the general meeting.

Section 3.5    No Broker. Except as set forth in Section 3.5 of the Buyer Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, other than any broker, finder or financial advisor the fees and expenses of which are due only from Buyer or its Affiliates.

Section 3.6    Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 3.7    Financing.

(a)    A true and correct copy of an executed debt commitment letter and related term sheet (the “Debt Commitment Letter”) from The Bank of Nova Scotia and Royal Bank of Canada (the “Lenders”), pursuant to which such Lenders have committed to provide the borrowers thereunder (the “Borrowers”), each being a Subsidiary of Parent, with loans in the amounts described therein, the proceeds of which may be used to consummate the transactions contemplated by this Agreement (the

“Debt Financing”) is attached as Exhibit B. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect, and is a legal, valid and binding obligation of the parties thereto, in each case, subject to (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Neither the Debt Commitment Letter nor the Fee Letter has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated as of the date of this Agreement, no side letters have been entered into in connection with the Debt Commitment Letter (or any definitive agreement related thereto) and no such side letters (other than the two fee letters entered into with Lenders in connection with the Debt Financing (collectively, the “Fee Letter”)) are contemplated, and, as of the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice that the commitments contained in the Debt Commitment Letter have been withdrawn or rescinded in any respect. The obligations of the Lenders to consummate the Debt Financing are not subject to any conditions or other contingencies related to the funding of such commitments, other than as expressly set forth in the Debt Commitment Letter or the Fee Letter. Parent has caused the applicable Subsidiary to fully pay any and all commitment and other fees payable on or prior to the date of this Agreement in connection with the Debt Commitment Letter and intend to pay, after the date hereof, all such commitments and fees as they become due. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Debt Commitment Letter or the Fee Letter by any applicable Subsidiary of Parent and, to the Knowledge of Buyer, any other party thereto under any term or condition of the Debt Commitment Letter or the Fee Letter. To the Knowledge of the Buyer, assuming the accuracy of the representations and warranties set forth in Article II hereof and the performance by Seller of its obligations hereunder, as of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions set forth in the Debt Commitment Letter or the Fee Letter will not be satisfied or the funding contemplated in the Debt Commitment Letter and the Fee Letter will not be made available to Buyer in accordance with the terms of the Debt Commitment Letter and the Fee Letter.

(b)    A true and correct copy of the bought deal engagement letter and the form of underwriting agreement attached thereto (collectively, the “Bought Deal Letter”) from a syndicate of underwriters (the “Equity Underwriters”) led by Scotia Capital Inc., RBC Dominion Securities Inc. and CIBC World Markets Inc. pursuant to which such Equity Underwriters have committed, subject to the terms and conditions therein, to purchase and distribute subscription receipts convertible into common shares and convertible extendible unsecured subordinated debentures of Parent in the amounts set forth in such Bought Deal Letter (the “Equity Financing,” and together with the Debt Financing, the “Financing”) is attached as Exhibit C. As of the date of this Agreement, the Bought Deal Letter, in the form so delivered, is in full force and effect, and is a legal, valid and binding obligation of Parent and the other parties thereto, in each case, subject to (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Bought Deal Letter has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated as of the date of this Agreement, no side letters have been entered into in connection with the Bought Deal Letter and no such side letters are contemplated, and, as of the date of this Agreement, Parent has not received any written notice that the commitments contained in the Bought Deal Letter have been withdrawn or rescinded in any respect. The obligations of the Equity Underwriters to consummate the Equity Financing are not subject to any conditions or other contingencies related to the funding of such commitments, other than as set forth in the Bought Deal Letter. Parent has fully paid any and all commitment and other fees payable on or prior to the date of this Agreement in connection with the Bought Deal Letter. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Bought Deal Letter by Parent or, to the Knowledge of Buyer, any other party thereto under any term or condition of the Bought Deal Letter. To the Knowledge of the Buyer, assuming the accuracy of the representations and warranties set forth in Article II hereof and the performance by Seller of its obligations hereunder, as of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions set forth in the Bought Deal Letter will not be satisfied or the funding contemplated in the Bought Deal Letter will not be made available to Buyer in accordance with the terms of the Bought Deal.

(c)    At the Closing, the net proceeds of the Financing, together with unrestricted cash and/or cash equivalents available to Buyer, will be in amounts sufficient to enable each of Parent and Buyer to perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the payment by Buyer of the Purchase Price, any guarantee by Parent hereunder, any fees and expenses payable by Buyer or Parent, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the transactions contemplated hereunder, for Parent to obtain the Financing or any alternative financing.

Section 3.8    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article III and Section 9.8, neither Buyer nor any of its respective or its respective Affiliates' Representatives, nor any other Person, makes or shall be deemed to make or have made any representation or warranty to Seller, any of its or its Affiliates' Representatives or any other Person, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its respective or its respective Affiliates' Representatives or any other Person.

Section 3.9    No Reliance. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Companies and their Subsidiaries and the nature and condition of their respective properties and assets and the HFS Business and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties of Seller expressly set forth in Article II. Except as expressly set forth in Article II, Buyer acknowledges that none of the Seller or its or its Affiliates' Representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies, their Subsidiaries or Seller. Without limiting the generality of the foregoing, Buyer acknowledges that none of the Seller or its or its Affiliates' Representatives or any other Person has made a representation or warranty to Buyer with respect to (a) any projections, estimates, trends or budgets in respect of the HFS Business, the Companies or any of their Subsidiaries or the industries or geographic areas in which they operate or (b) any material, documents or information relating to any of the Companies or their Subsidiaries made available or disclosed to Buyer or its or its Affiliates' Representatives or any other Person in the Electronic Data Room or any information memorandum, management presentation, question and answer session or otherwise, except as expressly covered by a representation or warranty set forth in Article II.

ARTICLE IV
COVENANTS

Section 4.1    Conduct of Business by the Companies. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as set forth in Section 4.1 of the Company Disclosure Schedule, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each of the Companies and the Companies' respective Subsidiaries to (x) carry on its business in the Ordinary Course of Business; (y) use commercially reasonable efforts to preserve its present business organization and relationships; and (z) use commercially reasonable efforts to preserve intact its business, operations, assets, rights, franchises, goodwill and relations with existing Clients and others with whom it conducts business. Notwithstanding any other provision of this Agreement, but subject to Section 4.20 hereof, Seller may, on or prior to the Closing Date, (A) sweep, or cause to be swept, all funds from bank accounts maintained by any of the Companies or their Subsidiaries or (B) otherwise transfer, or cause to be transferred, from any of the Companies and their Subsidiaries all cash and cash equivalents generated by the Companies and their Subsidiaries. Nothing contained in this Agreement shall (i) give Buyer, directly or indirectly, the right to control or direct the operations of the Companies or their Subsidiaries prior to the Closing or (ii) limit the ability of Seller to operate its businesses (other than the operations of the HFS Business which shall be conducted as required pursuant to the terms of this Agreement) subject to, in each case after the Closing, Sections 4.13 and 4.16. Without limiting the generality of the foregoing, and except as required by this Agreement or to comply with Applicable Laws or as expressly set forth in Section 4.1 of the Company Disclosure Schedule or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing through the Closing Date, none of the Companies shall, and Seller shall cause each of the Companies and the Companies' respective Subsidiaries to not, directly or indirectly:

(a)    (i) amend or agree to amend its certificates of incorporation (except pursuant to Section 4.15), bylaws or similar governing documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, (iii) adjust, split, combine or reclassify any capital stock, (iv) grant any stock appreciation rights or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (v) issue any additional shares of capital stock (except pursuant to Section 4.15) or (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(b)    Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, incur any long-term Indebtedness, or incur any other Indebtedness for borrowed money, or guarantee the Indebtedness of other Persons, in each case except in the Ordinary Course of Business or with respect to capital leases in amounts not exceeding $100,000 individually or $250,000 in the aggregate;

(c)    sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the Ordinary Course of Business, or grant or suffer to exist, or agree to grant or suffer to exist, any Liens on any of its properties or assets (other than any Permitted Lien);

(d)    Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, incur, assume or guarantee, or agree to incur, assume or guarantee, any material liability or obligation (whether or not currently due and payable) relating to its business or any of its assets except in the Ordinary Course of Business;

(e)    create, renew, amend, terminate or cancel any Material Contract, other than in the Ordinary Course of Business;

(f)    (i) increase in any material manner the rate or terms of compensation or benefits of any Company Employee whose annual cash compensation exceeds $150,000, (ii) enter into any employment agreements with annual compensation in excess of $150,000, change-in-control or severance agreement with any Company Employee or other service provider to the Companies, or (iii) except in the Ordinary Course of Business, enter into, adopt, amend or terminate any Company Plan, except in each case (A) to the extent required by Applicable Law, or (B) for retention agreements regarding the transactions contemplated by this Agreement; provided that such retention payments are made by Seller at the Closing of the transactions contemplated by this Agreement;

(g)    enter into any lease of real property, except any renewals of existing leases (other than a lease with Seller or its Affiliates extending beyond the Closing) in the Ordinary Course of Business;

(h)    acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(i)    (i) except as otherwise required by Applicable Law or existing Company Plans, take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements applicable to the Companies or any of their respective Subsidiaries in effect on the date of this Agreement) which will become due and payable after the Closing Date; or (ii) make any change in the key management structure of the Companies or any of their respective Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than for cause or in the Ordinary Course of Business;

(j)    (i) incur any Taxes outside the Ordinary Course of Business; (ii) change a method of accounting for income Tax purposes, (iii) surrender any right to a Tax refund owing by any Taxing Authority, (iv) change an accounting period with respect to Taxes, (v) change or revoke any material election with respect to Taxes, or (vi) make any material election with respect to Taxes (except to the extent consistent with past practices and accounting methods);

(k)    except with respect to any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates, (i) enter into any agreement with any Taxing Authority with respect to any Tax matter or (ii) file an amended Tax Return;

(l)    assign, transfer, license or sublicense, mortgage or encumber, abandon, permit to lapse, or otherwise dispose of, any material Intellectual Property owned by any of the Companies or any of their respective Subsidiaries, except in the Ordinary Course of Business;

(m)    enter into any agreement that restricts the ability of the Companies to engage or compete in any line of business in any respect material to the business of any of the Companies or their respective Subsidiaries;

(n)    waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material action), other than in the Ordinary Course of Business or that otherwise do not exceed $200,000 in the aggregate (net of insurance recoveries);

(o)    make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any of the Companies or their respective Subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Law;

(p)    write up, write down or write off the book value of any of its assets, other than (i) in the Ordinary Course of Business or (ii) as may be required by GAAP; or

(q)     authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.

Section 4.2    Conduct of Business by Parent and Buyer. During the period from the date of this Agreement and continuing through the Closing Date, neither Parent nor its Subsidiaries shall take any action (including any merger or acquisition) that such Person knew or should have reasonably known would reasonably be expected to prevent the parties from obtaining any approval or authorization required under Regulatory Laws in connection with the transactions contemplated by this Agreement.

Section 4.3    Review of Business; Access to Information

(a)    During the period from the date of this Agreement and continuing through the Closing Date, Seller shall cause the Companies to provide such access to Buyer and its employees and agents to information and data relating to the Companies, including the books and records of the Companies, and such other information, Contracts, Tax Returns, documents and properties of or relating to the Companies, their Subsidiaries or any of their employees, operations or personnel as is reasonably requested in connection with this Agreement and the transactions contemplated in connection herewith, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advance notice by Buyer to Seller and the Companies and shall be conducted in a manner that does not unreasonably interfere with the operations of any of the Companies.

(b)    Subject to the preceding sentence, Seller shall cause each of the Companies to permit Buyer and its Representatives reasonable access to the facilities and employees of the Companies. Notwithstanding the foregoing, neither the Companies, Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement; the parties shall make appropriate substitute disclosure arrangements under circumstances in which the preceding restrictions apply. Subject to Applicable Law, for a period of 7 years from the Closing Date and so long as any such records are retained by Buyer or the Companies (which information, shall be retained by Buyer or the Company for a period of not less than 7 years from the Closing Date), Buyer shall cause the Companies to provide to Seller records relating to the Companies (solely for the period prior to Closing) solely to the extent reasonably necessary to enable Seller or its Subsidiaries or Affiliates to respond to any claim or objection made by Buyer hereunder, to prepare and audit its financial statements and Tax Returns, and to secure any information that it may require in connection with the audit of any Tax Return, or in connection with any potential or actual litigation or dispute in which it is involved or any inquiry or proceeding by a Governmental Authority; provided, however, that to the extent permitted by Applicable Law, Seller and its Subsidiaries shall be permitted, following the Closing, to retain copies of all records. Such access and review shall occur only during normal business hours upon reasonable advance notice by Seller to Buyer and the Companies and shall be conducted in a manner that does not unreasonably interfere with the operations of any of the Companies and the Buyer shall not be responsible or liable to the Seller or its Affiliates for or as a result of any accidental loss or destruction of or damage to any applicable records.

(c)    Subject to Applicable Law, for a period of 7 years from the Closing Date, with respect to any records in the possession of Seller or its Subsidiaries (other than the Companies or their respective Subsidiaries) pertaining to the provision of intercompany services to any of the Companies or their respective Subsidiaries in respect of the HFS Business prior to Closing (other than records transferred to the Companies or their respective Subsidiaries at Closing or through the Transition Services Agreement) (collectively, the “Intercompany Services Information”), and so long as any such records are retained by Seller or its Subsidiaries (which information, shall be retained by Seller or a Subsidiary of Seller for a period of not less than 7 years from the Closing Date), Seller shall, and shall cause its Subsidiaries to, provide to Buyer the Intercompany Services Information solely to the extent reasonably necessary to enable Buyer, the Companies and the Companies' Subsidiaries to conduct the HFS Business after Closing or in connection with any potential or actual litigation or dispute in which they are involved or any inquiry or proceeding by a Governmental Authority; provided, however, that to the extent permitted by Applicable Law, Buyer, the Companies and the Companies' Subsidiaries shall be permitted, following the Closing, to retain copies of all such records. Such access and review shall occur only during normal business hours upon reasonable advance notice by Buyer to Seller and shall be conducted in a manner that does not unreasonably interfere with the operations of any of Seller or its Subsidiaries, as applicable, and Seller shall not be responsible or liable to the Buyer, the Companies or the Companies Subsidiaries for or as a result of any accidental loss or destruction of or damage to any Intercompany Services Information; provided, however, that such access and review shall not include a direct interface with the electronic systems of the Seller or its Subsidiaries. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement; the parties shall make appropriate substitute disclosure arrangements under circumstances in which the preceding restrictions apply.

Section 4.4    Confidentiality and Announcements.

(a)    The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference, and further agree that the Confidentiality Agreement shall terminate upon the Closing (other than with respect to any nonpublic information relating to Buyer, Parent, Seller or their respective Subsidiaries except for the Companies and their Subsidiaries). In addition, without limiting the foregoing, from the date hereof through the Closing, Buyer and Parent shall keep confidential and not use for its benefit or for the benefit of any other Person (other than the Companies and their Subsidiaries) any and all nonpublic information relating to any of the Companies or their Subsidiaries, including the identity of and the mandates of Clients.
(b)    From and after the Closing, Seller shall keep confidential all material nonpublic information in its possession relating to the Buyer, Parent, any of the Companies and their Subsidiaries; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller's rights under this Agreement), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with Tax or regulatory reporting requirements, provided, however, that in the event of any disclosure pursuant to legal process (other than disputes arising out of this Agreement) Seller exercises its commercially reasonable efforts to preserve the confidentiality of the material nonpublic information disclosed, including by cooperating with Buyer to permit Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the nonpublic information required to be disclosed. The parties agree that the term “material nonpublic information” as used in this Section 4.4 does not include any information that: (i) is or becomes generally available to the public other than as a result of disclosure directly or indirectly by a party or a party's representative in violation of this Agreement; (ii) is or becomes available to a party or a party's representative on a non-confidential basis from a source other than, in the case of the Seller, the Buyer, Parent or any of the Companies and their Subsidiaries, and in the case of the Buyer, Parent or any of the Companies and their Subsidiaries, the Seller, unless the such party knows after reasonable inquiry that such source is prohibited from disclosing the information by a contractual, fiduciary or other legal obligation; or (iii) the disclosing party can show was independently acquired or developed by or for it or its representatives without the use of material nonpublic information of, in the case of the Seller, the Buyer, Parent or any of the Companies and their Subsidiaries, and in the case of the Buyer, Parent or any of the Companies and their Subsidiaries, the Seller. For the avoidance of doubt, Seller and Buyer acknowledge and agree that (A) Seller and its Affiliates on the one hand, and Buyer and its Affiliates on the other hand, may possess information regarding certain clients and customers that would concurrently be material nonpublic information of the other; and (B) the use of such material non-public information contemplated in (A) in the operation of a party's respective business shall not be in breach of the provisions of this Section 4.4.

(c)    From and after the Closing, each of Buyer and Parent shall keep confidential all material non-public information in its possession relating to Seller and its Affiliates other than such information relating to the Companies and their Subsidiaries; provided, however, that neither Buyer nor Parent shall be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Buyer's rights under this Agreement) or regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with Tax or regulatory reporting requirements, provided, however that in the event of any disclosure pursuant to legal process (other than disputes arising out of this Agreement) Buyer or Parent, as applicable, exercises its commercially reasonable efforts to preserve the confidentiality of the material nonpublic information disclosed, including by cooperating with Seller to permit Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the nonpublic information required to be disclosed.

(d)    Seller and Buyer shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the written consent or approval of the other party, which consent or approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) either party may make such disclosure to the extent required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with the other with respect to the timing and content thereof prior to such disclosure and (ii) either party may make any disclosure related to this Agreement or the transactions contemplated hereby without the prior written consent or approval of the other party to the extent the information contained in such disclosure has been previously approved in accordance with this Section 4.4(d) or is otherwise permitted by an exception provided in Section 4.4(b). Notwithstanding anything in Section 4.4 to the contrary, nothing in this Section 4.4 shall prevent Buyer, Parent or Seller or their respective Affiliates from undertaking confidential communications on a need to know basis with their respective lenders, security holders, customers, suppliers or employees

Section 4.5    Regulatory Matters.

(a)    Subject to the terms and conditions of this Agreement, Parent and Buyer shall use their respective reasonable best efforts, and Seller shall cause each of the Companies and the Companies' respective Subsidiaries to use their reasonable best efforts, to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, rulings, authorizations, clearances, and expirations or terminations of waiting periods necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (ii) promptly taking all actions as may be necessary to obtain all such Required Approvals; provided that, notwithstanding anything in this Agreement to the contrary, nothing contained herein shall be deemed to require any party hereto to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the Required Approvals, that would reasonably be expected to have a Company Material Adverse Effect. In furtherance and not in limitation of the foregoing, and to the extent such action has not been previously taken prior to the date hereof, each such party hereto agrees (A) to make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, (B) to make all other required filings pursuant to other Applicable Laws with respect to the transactions contemplated hereby as promptly as practicable and (C) not to extend any waiting period under the HSR Act or any other Regulatory Law, or enter into any agreement with the FTC, the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and Buyer shall, and Seller shall cause each of the Companies and the Companies' respective Subsidiaries to, supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act or any other Applicable Law and use its best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Applicable Law as soon as possible.

(b)    Each of Parent and Buyer, on the one hand, and Seller and the Companies, on the other hand, shall, in connection with the actions referenced in Section 4.5(a) to obtain all Required Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Applicable Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of, and, in the case of written materials, furnish the other party and/or its counsel with copies of, any communication received by such party from, or given by such party to, the FTC, the DOJ or any other United States or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to, and consult with each other in advance of any meeting or conference (including any telephonic conference) with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the other party and its counsel the opportunity to attend and participate in any such meetings and conferences. Parent, Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 4.5(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent, Buyer, Seller, or the applicable Harland Subsidiary, as the case may be) or its legal counsel.

(c)    Subject to the limitations set forth in Section 4.5(a), each of Parent and Buyer shall, and Seller shall cause the Companies to, take, or cause to be taken, all actions necessary to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent the Closing or delay the Closing beyond the Termination Date, including defending through litigation on the merits and through appeals any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Authority or any private party; and (ii) resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Applicable Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Termination Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such businesses, product lines or assets of Parent, Buyer, the Companies and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing would limit Buyer's and/or its Subsidiaries' freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Buyer, the Companies and/or their respective Subsidiaries, in each case as may be required in order to obtain the Required Approvals prior to the Termination Date, to effect the satisfaction of the conditions set forth in Article V of this Agreement prior to the Termination Date or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date; provided, however, that any such agreement or action by the Companies or their Subsidiaries taken pursuant to this Section 4.5 is conditioned upon the consummation of the transactions contemplated by this Agreement; provided, further, that in no event shall any of the foregoing provisions of this Section 4.5 require Seller to take any action that could limit, impede, impact or restrict the ability of Seller to operate its businesses other than the HFS Business in any manner whatsoever (including through a divestiture of all or any portion of such businesses) or require Seller to take any action or incur any obligation that would require the expenditure of funds by Seller or the Companies or their respective Subsidiaries.

Section 4.6    Notification of Certain Matters Each party to this Agreement shall give prompt notice to the other parties hereto, to the extent Known by such party, of (a) any event or existence of any condition that has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, (b) the occurrence of any matter or event that would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, (c) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (d) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated hereby, and (e) any lawsuit, action or proceeding pending or, to the applicable party's Knowledge, threatened against the party or the parties relating to the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or otherwise affect any right or remedy of a party under this Agreement; provided, further, that a breach of this Section 4.6 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article V or give rise to a right of termination under Article VI or a right to indemnification under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure to satisfy the closing conditions set forth in Article V or would not result in the ability of such non-breaching party to terminate this Agreement or to obtain indemnification, as the case may be.

Section 4.7    Expenses. Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that any filing fees with respect to compliance with the HSR Act and other Regulatory Laws shall be borne by Buyer.

Section 4.8    Further Assurances. Subject to the other terms of this Agreement, each party to this Agreement shall, and the Seller shall cause its Subsidiaries to, at the request of another party to this Agreement, at any time and from time to time following the Closing Date, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement.

Section 4.9    Employee Benefits.

(a)    From and after the Closing, the Companies shall retain responsibility for, or to the extent applicable, shall assume, each Company Plan and shall honor each Company Plan in accordance with its terms as in effect immediately before the Closing, provided that nothing herein shall limit the right of the Companies or Buyer, subject to their obligations hereunder, from amending or terminating such plans, arrangements and agreements in accordance with their terms. For the avoidance of doubt, the aggregate incentive bonus amounts payable by Buyer to each Company Employee for the fiscal year in which Closing occurs (excluding any one time retention payments made by Seller in connection with the transactions contemplated hereunder, which shall be paid in accordance with the procedures set forth in Section 4.9(a)(i) of the Company Disclosure Schedule) shall be equal to the incentive bonus such Company Employee would be eligible to receive based on actual performance for such fiscal year, determined as if such employee had remained employed by the Seller for the entire year. Without limiting the generality of the foregoing, Buyer shall assume the Company's 2011-2013 Supplemental Incentive Plan (the “SIP”) and Buyer shall pay to each Company Employee that participates in the SIP no less than the amounts that such Company Employee would receive under the terms of such plan had such Company Employee remained employed by the Seller or an affiliate through the end of 2013. The bonus and incentive payments for the individual set forth in Section 4.9(a)(ii) of the Company Disclosure Schedule shall be as set forth in Section 4.9(a)(ii) of the Company Disclosure Schedule. Seller shall be responsible for providing COBRA coverage with respect to individuals, if any, that are or become “M&A Qualified Beneficiaries” (as defined in the COBRA Regulations) with respect to the Transaction and for any other post-employment life insurance, death or medical benefits set forth in Section 2.17 of the Company Disclosure Schedule, except as required under COBRA with respect to Company Employees whose qualifying event occurs after Closing.

(b)    Upon the Closing Date, without any action by a Company Employee, Seller or Buyer, each Company Employee who is actively employed shall continue to be an employee of the Companies and their respective Subsidiaries. Any Company Employee that is on leave or short-term disability or long-term disability that returns to active employment within 180 days post-Closing (or in the case of employees in Ireland, Israel or India, such greater period as required by law) shall continue to be an employee of the Companies or their respective Subsidiaries. Except as provided in the Transition Services Agreement, during the period from the Closing Date until the first anniversary thereof (the “Benefit Continuation Period”), Buyer and its Affiliates shall provide each such active Company Employee with compensation and benefits (including annual bonus) that are substantially comparable in the aggregate to the compensation and benefits provided by Seller and its Subsidiaries immediately prior to the Closing Date (excluding any defined benefit pension, non-qualified deferred compensation, equity and long-term incentive compensation, and any post-retirement medical or life insurance) and shall offer severance consistent with Seller's practices, except to the extent such Seller's practices exceed or are inconsistent with market practices, in which case they may be reasonably modified by Buyer during the Benefit Continuation Period to a level consistent with market practices.

(c)    For purposes of vesting and eligibility to participate under the employee benefit plans of Buyer and its Subsidiaries providing benefits to any Company Employees after the Closing (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Companies and their predecessors before the Closing, except as would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) the Buyer shall use commercially reasonable efforts to cause each active Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to that under a Plan in which such Company Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any active Company Employee, the Buyer shall use commercially reasonable efforts to cause all preexisting condition exclusions of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions were not waived under the comparable plans of the Companies or their Subsidiaries prior to the Closing and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan as if such amounts had been paid for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents.

(d)    As soon as practicable following the Closing Date, Seller shall take all necessary and legally permissible actions in order to cause the U.S. tax qualified defined contribution retirement plan of Seller in which Company Employees participate (the “Seller Retirement Plan”) to transfer, through a direct trust to trust transfer, the account balances thereunder for each Company Employee to a U.S. tax qualified defined contribution retirement plan maintained by Buyer and its Affiliates (the “Buyer Retirement Plan”). Buyer and its Affiliates agree to take all necessary and legally permissible actions in order to cause the Buyer Retirement Plan to accept a transfer through a direct trust to trust transfer from the Seller Retirement Plan of the account balances (including any outstanding loan balances) of all Company Employees on or as soon as practicable after the Closing Date. Seller and Buyer agree to cooperate in good faith and to provide each other with such records and other information as may be necessary or appropriate to carry out their respective obligations under this Section 4.9(d).

(e)    Buyer will assume all Liabilities in respect of paid time off days of Company Employees that are accrued and unused as of the Closing Date (including liabilities in respect of any payment in settlement of such earned but unused paid time off days).

(f)    Seller and Buyer shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) under the flexible spending component of the Harland Clarke Corp. Welfare Benefit Plan (“Seller's Flex Plan”) of the Company Employees who are participants in Seller's Flex Plan (the “FSA Covered Employees”) shall be transferred to one or more comparable plans of Buyer (collectively, the “Buyer's Flex Plan”); (ii) the elections, contribution levels and coverage levels of the FSA Covered Employees shall apply under Buyer's Flex Plan in the same manner as under Seller's Flex Plan; and (iii) the FSA Covered Employees shall be reimbursed from Buyer's Flex Plan for claims incurred at any time during the plan year of Seller's Flex Plan in which the Closing Date occurs submitted to Buyer's Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under Seller's Flex Plan. As soon as practicable following the Closing Date, Seller shall transfer to Buyer, or Buyer shall transfer to Seller, as applicable, those amounts which represent the aggregate debit or credit balance of the FSA Covered Employees under Seller's Flex Plan.

(g)    Prior to the Closing, Seller shall be permitted to adopt a stand-alone Benefits Equalization Plan for Company Employees (“BEP”) which shall mirror the Seller's Benefits Equalization Plan and, for the avoidance of doubt, Company Employees shall no longer participate or have any balances in the Seller's Benefit Equalization Plan. Effective as of the Closing, Seller shall terminate the BEP pursuant to Treasury Regulation 1.409A-3(j)(4)(ix)(B) and Seller will pay out the BEP vested balances to Company Employees within 30 days after the Closing.

(h)    Nothing in this Section 4.9, express or implied, shall be construed or interpreted to amend any employee benefit plan or to confer upon any individual, including any employee or former employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary, this Section 4.9 does not amend any provisions of any Company Plan or any other employee benefit plan, program or arrangement sponsored by, contributed to or maintained by Seller, Buyer or any of their Affiliates.

Section 4.10    Third-Party Proposals. The Seller shall not, and shall not permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Companies (other than the sale of assets in the Ordinary Course of Business) or any of their respective Subsidiaries or any equity interests of any of the Companies or any of their respective Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Proposal”), (ii) knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any non-public information concerning the business, operations, properties or assets of any of the Companies or their respective Subsidiaries in connection with an Acquisition Proposal, or (iv) otherwise knowingly cooperate in any way with, or assist or participate in, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement, the Seller shall promptly notify Buyer orally and in writing if any Person submits any written Acquisition Proposal.

Section 4.11    Consents and Approvals. During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement, the Seller shall, and the Seller shall cause each of the Companies and the Companies' respective Subsidiaries to, cooperate and use all commercially reasonable efforts to obtain or cause to be obtained, prior to Closing, all consents, approvals and waivers (including landlord consents and estoppel certificates with respect to each of the Leases) that may be required pursuant to any agreement set forth in Section 2.5 of the Company

Disclosure Schedule. Such consents, approvals and waivers that involve changing the terms of any Contract will be upon such terms as are acceptable to the Buyer, acting reasonably.

Section 4.12    Efforts of Parties to Close. During the period from the date of this Agreement and continuing through the Closing Date, each party hereto agrees to use reasonable best efforts (or other applicable standard set forth herein) to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement as promptly as practicable, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions. During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall take any action or fail to take any action within its reasonable control intended or reasonably expected to (x) result in any conditions to the Closing set forth in Article V not being satisfied, (y) result in a violation of any provision of this Agreement in any material respect or (z) adversely affect or materially delay the receipt of any of the Required Approvals. The provisions of this Section 4.12 shall be in addition to, and not in substitution for, any other covenants in this Agreement, but shall not supersede the limitations set forth in Section 4.5(a).

Section 4.13    Non-Hire of Employees. Each of MFH and Seller agrees that, for a period of twenty-four months from the Closing Date, without the written consent of Buyer, it will not, and will not (x) permit (A) its Subsidiaries or controlled Affiliates who are not Public Companies, or (B) the officers, directors or employees of it or its Subsidiaries or controlled Affiliates who are not Public Companies, and (y) cause (A) its Subsidiaries or controlled Affiliates who are Public Companies, or (B) the officers, directors or employees of its Subsidiaries or controlled Affiliates who are Public Companies, to, in each case, on its own behalf or on behalf of any other Person: (i) employ, offer employment to or solicit the employment of or otherwise entice away from the employment of any of the Companies or any of their Subsidiaries, any individual who has the title of Director (or equivalent) or a title which is senior to Director and who is employed by any of the Companies or any of their Subsidiaries as of immediately prior to the Closing; (ii) employ, offer employment to or solicit the employment of any individual who has the title of Director (or equivalent) or a title which is senior to Director and who has resigned from any of the Companies or any of their Subsidiaries within six (6) months prior to such employment, offer of employment, solicitation or engagement; or (iii) procure or assist any Person to employ, offer employment or solicit the employment of or otherwise entice away from the employment of any of the Companies or any of their Subsidiaries any such individual. Notwithstanding the foregoing, nothing contained herein shall (a) apply to the hiring of any person who responds to general solicitations through media advertisements or to the hiring of any person through employment search firms in the Ordinary Course of Business that are not specifically targeted at such employees, or (b) prohibit the hiring of any person who at the time of such hiring has not been an employee of any of the Companies or their Subsidiaries for at least six (6) months. For the purpose of this Section 4.13, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with,”) means the possession, direct or indirect, of the power to legally direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Section 4.14    Termination of Intercompany Agreements. Except as set forth in Section 4.14 of the Company Disclosure Schedule, and notwithstanding anything to the contrary contained in Section 4.1, Seller shall, and shall cause its Affiliates to, and cause the Companies and their Subsidiaries to, immediately prior to the Closing, (i) settle all Tax accounts of the Companies and their Subsidiaries with Seller and (ii) execute and deliver such releases, termination agreements and discharges as are necessary to terminate, to the extent relating to the Companies and their Subsidiaries, all Contracts among Seller or any of its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand. For the avoidance of doubt, termination of such agreements shall not terminate any payable or receivable to the extent already accrued or accruable as of the Closing.

Section 4.15    Assumption of Certain Obligations and Intercompany Indebtedness. Prior to or simultaneously with the Closing, Seller shall (a) cause Harland USA and its Subsidiaries to be released from their obligations under the Harland USA Third Party Debt, including, for greater certainty, any accrued and unpaid interest related thereto, such that Harland USA and its Subsidiaries shall have no further obligations in respect thereof and all liens or security interests securing the Harland USA Third Party Debt on the assets of Harland USA or its Subsidiaries or the Harland USA Common Stock to be released, and (b) take any action necessary, and cause the Companies to take any action necessary, to ensure that, as of the Closing, none of the Companies or their Subsidiaries have any outstanding obligations or liabilities associated with or in respect of any Intercompany Indebtedness including, for greater certainty, any accrued and unpaid interest related thereto (and Seller and its Affiliates shall be entitled to take necessary actions in connection therewith, including amending the governing documents of the Companies).

Section 4.16    Non-competition.

(a)    During the period from the Closing Date and continuing through and ending on December 31, 2016, except as permitted by this Section 4.16 or as set forth in Section 4.16(a) of the Company Disclosure Schedule, each of MFH and Seller shall not, and (x) shall cause each of their respective Subsidiaries who are not Public Companies not to, and (y) shall not cause or directly assist each of their respective Subsidiaries who are Public Companies to, in each case, without the prior written consent of Buyer, on their own behalf or on behalf of any Person, operate, carry on or be engaged in any business that is in competition (including as a principal, joint venturer, partner, shareholder or equityholder) with the Covered HFS Business (“Competitive Activities”). This Section 4.16(a) shall cease to apply to any Person at such time as such Person is no longer a Subsidiary of MFH or Seller.

(b)    Notwithstanding the provisions of this Section 4.16, and without implicitly agreeing that the following activities would be subject to the provisions of Section 4.16(a), nothing in this Agreement shall preclude, prohibit or restrict MFH, Seller or any of their respective Subsidiaries or its Affiliates from (i) acquiring, owning or holding up to 10% of the issued and outstanding voting securities of, or any other interest in, any entity; (ii) acquiring interests in or voting securities of any Person that derived 30% or less of its total annual revenues in its most recent fiscal year from Competitive Activities; or (iii) performing any act or conducting any business (A) contemplated by this Agreement and the transactions contemplated hereunder or (B) performed or conducted as of the date of this Agreement by MFH, Seller or any of their respective Affiliates or Subsidiaries other than the Companies and their respective Subsidiaries.

(c)    Each of MFH and Seller expressly acknowledge that the terms and conditions of this Section 4.16 are reasonable and valid in all respects and irrevocably waive (and irrevocably agree not to raise) as a defense any issue of reasonableness (including the reasonableness of the geographical area or the duration and scope of this Section 4.16) in any proceeding to enforce any provision of this Agreement, the intention of the Parties being to provide for the legitimate and reasonable protection of the interests of the Buyer. The parties further agree that a court of competent jurisdiction shall be allowed to revise the restrictions contained herein so that such restrictions are permitted by and enforceable under Applicable Law.

(d)    Notwithstanding anything to the contrary contained herein, the restricted periods set forth in this Section 4.16 shall be extended with respect to any breaching party for a period equal to any time period that such breaching party is in violation of Section 4.16 to the extent such violation is proven by a final, non-appealable order of a court of competent jurisdiction.

(e)    For the purpose of this Section 4.16, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with,”) means the possession, direct or indirect, of the power to legally direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Section 4.17    Insurance. Buyer acknowledges and agrees that all insurance coverage for the Companies, their Subsidiaries and the HFS Business under policies of Seller and its Affiliates (other than the Companies and their Subsidiaries and other than as set forth in Section 4.18(b)) shall terminate as of the Closing and no claims may be brought thereunder by Buyer or any of its Affiliates (including the Companies and their Subsidiaries) from and after the Closing for losses that occur after the Closing. The Companies and their Subsidiaries may bring claims under such policies that are occurrence-based policies for losses that occur prior to the Closing if permitted under such policies, provided that such claims shall be at Buyer's or its Subsidiaries' sole cost and expense (including any applicable retentions or deductibles, posting of collateral, payment of audit premiums and loss funding in connection with such claims).

Section 4.18    Officer and Director Indemnification and Insurance.

(a)    Except as required by Applicable Law or as set forth in Section 4.18(a) the Company Disclosure Schedule, for a period of six years after the Closing Date, Buyer shall not, and shall not permit the Companies or their respective Subsidiaries (as of the date of Closing) to, amend, repeal or modify any provision providing for rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Companies and their respective Subsidiaries contained in the respective certificates of incorporation or by-laws (or comparable organizational or governing documents) of the Companies and their respective Subsidiaries or in any indemnification agreements (correct and complete copies of which were provided to Buyer prior to the date hereof), in each case in effect as of the Closing Date; provided that if any claims are made or asserted within such six year period, all rights in respect of any such claims shall continue until the full disposition of any and all such claims.

(b)    On or prior to the Closing Date, except as set forth in Section 4.18(b) of the Company Disclosure Schedule, the Seller shall provide for a non-cancelable run-off insurance policy, for a period of six years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the applicable Company or any of their respective Subsidiaries on or prior to the Closing Date and covered by the Companies' existing directors and officers insurance policy.

Section 4.19    Restrictions on Use of Seller's and Companies' Names.

(a)    On and after the Closing Date, Buyer shall not, and shall not assist others to, in any way adopt, use, seek to use, apply to register or register the Seller Names or the Transition Names on or in connection with any product, service, corporate name, trademark, trade name, domain name, service mark or service name. In no event shall Buyer use any such Seller Name or Transition Name after the Closing in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of Buyer or any of its Affiliates, or as to the origin, sponsorship, or approval of such products or services. Notwithstanding the foregoing, during the period from the Closing Date and continuing through and ending on December 31, 2014 (the “License Term”), MFH and Seller hereby grant to Buyer, Parent and their respective Affiliates and each of the Buyer and Parent hereby accept (on their own behalf an on behalf of their respective Affiliates), the limited, exclusive, royalty-free, non-transferable, non-sublicensable right and license to use the Transition Names solely in connection with the operation of the HFS Business (and subject at all times to Seller's right to exercise quality control with respect to the use of the Transition Names) (x) in the course of transitioning from the Transition Names as used in connection with the HFS Business, including with respect to sales, marketing, advertising, employee communications, supplier communications, regulatory and governmental communications and client communications, and (y) in the process of exhausting the inventory of printed purchase orders, sales invoices, marketing materials, stationery, printed forms, other documents and office and shipping supplies, and other products, equipment, and items bearing the Transition Names in the Buyer's possession as of the Closing Date (the “Transition Materials”), subject to the terms and conditions of this Agreement.

(b)    Buyer shall use its commercially reasonable efforts to cease use of the Transition Names as soon as reasonably practicable prior to the expiration of the License Term. Upon the expiration of the License Term, Buyer shall (i) promptly destroy all Transition Materials in its possession or control and all templates used for generating the same; (ii) remove the Transition Names from all products, letterhead, stationary, business cards, signage, technical information and other materials in the possession or control of Buyer or its Affiliates; and (iii) make all filings with any Governmental Authority or other body and take all other actions necessary to eliminate any use of the Transition Names (and anything confusingly similar to the Transition Names or Seller Names) from the corporate names, registered names or registered fictitious names of the Companies and their Affiliates.

(c)    Buyer, for itself and its Affiliates, acknowledges and agrees that neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Names and Transition Names except for those rights granted in Section 4.19(a), and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names or Transition Names. Buyer acknowledges and agrees that any and all goodwill arising from Buyer's use of the Transition Names shall inure solely to the benefit of Seller.

(d)    Nothing contained in this Section 4.19 shall be deemed to limit or prohibit Buyer's right to use the “HFS” name (independent of the Seller Names and Transition Names) in connection with the HFS Business.

(e)    After the Closing Date, neither MFH or Seller shall, nor shall they assist others to, in any way adopt, use, seek to use, apply to register or register the names “HFS, “Harland Financial” or “Harland Financial Solutions”, each in its entirety, either alone or in combination with other words, marks, trade dress, logos, monograms or domain names embodying any of the foregoing either alone or in combination with any other words on or in connection with any product, service, corporate name, trademark, trade name, domain name, service mark or service name. In furtherance of the foregoing, in no event shall MFH or Seller or any of their respective controlled Affiliates use “HFS”, “Harland Financial” or “Harland Financial Solutions”, each in its entirety, or any words, marks, trade dress, logos, monograms or domain names embodying any of the foregoing either alone or in combination with any other words in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association to MFH, Seller or any of their respective Affiliates, or as to the origin, sponsorship, or approval of such products or services. After the Closing Date, neither MFH or Seller shall, or permit their respective controlled Affiliates to, use the names set forth in Section 4.19(e) of the

Company Disclosure Letter in the manner used by the Companies and their respective Subsidiaries in connection with any business that is the same or substantially the same as the HFS Business as of the date hereof; provided, that neither MFH or Seller shall be restricted from using the names set forth in Section 4.19(e) of the Company Disclosure Letter with respect to the branding of its or its Affiliates products that do not relate to the HFS Business or to the extent such name is used by such parties as of the date hereof.

(f)    Promptly following the Closing Date, Seller and MFH shall and shall cause their respective controlled Affiliates to (A) remove the names “HFS”, “Harland Financial” and “Harland Financial Solutions”, each in its entirety, from all products, letterhead, stationary, business cards, signage, technical information and other materials in the possession or control of Seller or its controlled Affiliates, in each case, other than for archival, record-keeping and similar purposes; and (B) eliminate any use of the names “HFS”, “Harland Financial” and “Harland Financial Solutions”, each in its entirety, from the corporate names, registered names or registered fictitious names of the Seller, MFH and their respective controlled Affiliates. Additionally, from and after the Closing, neither Seller or MFH shall, nor shall they permit any of their respective controlled Affiliates or authorize any other Person to, use any of the Transition Names as a mark, including as a company name or d/b/a, in any of their literature, sales materials or in connection with the sales or marketing of any products or services (in each case, excluding any books, literature or other material in existence prior to the Closing Date); provided, however, that nothing contained in this Section 4.19 shall in any way limit or impair the rights of Seller and its Affiliates in or to the Seller Names.

Section 4.20    Closing Cash Balance Notwithstanding anything in this Agreement to the contrary, Buyer agrees that Seller shall be permitted to cause, and Seller shall use reasonable best efforts to cause, all cash and cash equivalents held by any of the Companies or their Subsidiaries as of the Closing to be transferred to Seller or one or more of its Affiliates (other than the Companies and their Subsidiaries) prior to the Closing; provided, however, that Seller shall not transfer any of the cash and cash equivalents set forth in Section 4.20(a) of the Company Disclosure Schedule. Buyer agrees that if any cash or cash equivalents (other than the cash and cash equivalents set forth on Section 4.20(a) of the Company Disclosure Schedule) held by the Companies or their Subsidiaries as of 11:59 p.m. Eastern time on the Closing Date is not transferred to Seller prior to 11:59 p.m. Eastern time on the Closing Date, then such cash and cash equivalents, which shall be property of Seller, shall be promptly transferred to one or more bank accounts designated by Seller following Closing net of any expenses associated with such transfer, subject to compliance with Applicable Laws.

Section 4.21    Financing. Parent and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things that are within Parent, Buyer's or Borrowers' control, as the case may be, necessary to obtain the net proceeds of (x) the Debt Financing on or prior to the Termination Date on the terms and subject to the conditions contemplated by the Debt Commitment Letter and the Fee Letter and (y) the Equity Financing on or prior to the Termination Date on the terms and subject to the conditions contemplated by the Bought Deal Letter. Parent and Buyer shall each use commercially reasonable efforts to cause Buyer or the Borrowers, as the case may be, to: (i) satisfy on a timely basis all conditions precedent to the Financing that are within Parent, Buyer's or Borrowers' control, as the case may be, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, the Fee Letter or Equity Financing and the filing of the press release and preliminary prospectus with respect to the Equity Financing on the respective dates contemplated in the Bought Deal Letter; (ii) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter and the Fee Letter on terms and conditions no less favorable to the Borrowers than those contained in the Debt Commitment Letter and the Fee Letter; (iii) obtain the Financing at or prior to Closing, in the event that the conditions set forth in Section 5.1 and

Section 5.2 have been satisfied or, upon funding, would be satisfied; (iv) in the event all conditions applicable to the Debt Commitment Letter (including any definitive agreement related thereto) and the Fee Letter have been satisfied, cause the Lenders to fund the Debt Financing required to consummate the transactions contemplated by this Agreement as soon as practicable (including by enforcement action to cause the Persons providing the Debt Financing to fund such Debt Financing, including by diligently and in good faith analyzing potential litigation claims and initiating and diligently pursuing all valid claims necessary for such enforcement) and (v) in the event all conditions applicable to the Bought Deal Letter have been satisfied, cause the Equity Underwriters to fund the Equity Financing required to consummate the transactions contemplated by this Agreement as soon as practicable (including by taking enforcement action to cause the Persons providing the Equity Financing to fund such Equity Financing, including by diligently and in good faith analyzing potential litigation claims and initiating and diligently pursuing all valid claims necessary for such enforcement). Notwithstanding anything else to the contrary herein, Buyer shall not, and Parent shall not permit any Borrowers to, amend, vary, terminate, rescind or cancel the Debt Commitment Letter (including any definitive agreement related thereto), the Fee Letter or Bought Deal Letter or waive any provision thereof or enter into any side letters in connection therewith (other than the Fee Letter) except (i) as would not adversely impact or delay in any material respect the ability of Buyer or any Borrower, as the case maybe, to consummate, as applicable, the Debt Financing or the Equity Financing and (ii) so long as Seller is notified and provided with a copy of any documentation related thereto. For greater certainty, an exercise of the “market flex” provisions by the Lender as contemplated by the Fee Letter shall not be deemed to violate the foregoing provisions of this Section 4.21. Parent and Buyer shall keep the Seller reasonably informed upon reasonable request of the Seller with respect to all material activity concerning the status of the Financing. The parties agree that there shall be no breach of this Section 4.21 in relation to the failure of the Parent or Buyer to consummate the Equity Financing so long as the net proceeds of the Debt Financing, together with unrestricted cash and/or cash equivalents available to Buyer, will be in amounts sufficient to enable each of Parent and Buyer to perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the payment by Buyer of the Purchase Price, any guarantee by Parent hereunder, any fees and expenses payable by Buyer or Parent, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.22    Cooperation with Financing.

(a)    Seller agrees to provide and shall cause each of the Companies and their respective Subsidiaries to use their commercially reasonable efforts to cause their respective employees and auditors to provide such cooperation and assistance with the Financing as is reasonably requested, from time to time, by Parent or Buyer. Such assistance shall include the following: (i) participation by senior management of the Companies and their respective Subsidiaries in, and assistance with, a reasonable number of meetings, road shows, prospectus drafting sessions, presentations and due diligence sessions in connection with the underwriting of the Equity Financing and the Debt Financing; (ii) timely delivery to Buyer and its financing sources of the Financing Information and cooperation with Buyer and Parent, and use commercially reasonable efforts to cause the auditors of the Companies and their respective Subsidiaries to cooperate with Buyer and Parent with respect to the preparation of the requisite pro-forma financial statements required in connection with the filing of the preliminary and final prospectus in relation to the Equity Financing (iii) using commercially reasonable efforts to cause the Companies' independent auditors to participate in due diligence sessions; (iv) assisting the Parent and its Affiliates and their financing sources in the preparation of (A) offering documents for any portion of the Financing, and (B) (v) cooperating with the marketing efforts of the Parent and its Affiliates and their financing sources for any of the Financing, (vi) providing and executing customary closing documents (which shall be effective upon the Closing) as may be reasonably requested by Parent and its Affiliates, including, as required, a certificate of the chief financial officer of each of the Seller and the Companies with respect to solvency matters, (vii) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, in each case, solely to the extent any such pledge becomes effective upon the Closing, (viii) arranging for the delivery of signed acknowledgements and consents from the auditors of the Companies and their respective Subsidiaries for use of their reports in any materials related to the Financing (including the preliminary and final prospectus in respect of the Equity Financing not heretofore provided) and obtain accountants' comfort letters customary for transactions of the type and as reasonably requested by the Parent and its Affiliates, and Seller will provide to Buyer and its financing sources such additional information as may be reasonably necessary so that the Financing Information is Compliant. Seller hereby consents to the use of all of the Companies' and their respective Subsidiaries' logos in connection with the Financing.

(b)    Buyer acknowledges that none of Seller, the Companies, their respective Subsidiaries, nor any of their respective Representatives shall be held liable for any Damages suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith. In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary (subject solely to the proviso in this Section 4.22(b)), Buyer shall indemnify, without limitation, and hold harmless Seller, the Companies and their respective Subsidiaries, and any of their respective Representatives from and against any and all Damages suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply to such Damages which arise from (i) with respect to matters that arise prior to Closing or prior to or following termination of this Agreement, the fraud of Seller, the Companies and their respective Subsidiaries, or any of their respective Representatives and (ii) with respect to matters that arise following Closing, the fraud of Seller or its Representatives.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 5.2(b), as it applies to the Seller's obligations under Section 4.22(a), shall be deemed satisfied unless the Seller's breaches of its obligations under Section 4.22(a) was the primary cause of the failure to close the Financing.

Section 4.23    Replacement and Release of Certain Guarantees. To the extent the Seller has not been released under the agreements set forth in Section 4.23 of the Company Disclosure Schedule prior to the Closing, from and after the Closing, the Buyer shall use its reasonable best efforts to promptly cause the replacement of, and the release of the Seller's obligations under, such agreements.

ARTICLE V
CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 5.1    Mutual Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

(a)    (i) There shall be no order, preliminary or permanent injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby in effect and (ii) no statute, rule or regulation shall have been enacted, entered or promulgated by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated hereby; and

(b)    Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

Section 5.2    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a)    Representations and Warranties. The representations and warranties of Seller set forth in Article II of this Agreement (i) with the exception of the Designated Seller Group Representations, shall be true and correct in all respects as of the Closing Date (except that any such representations and warranties as of a specified date need only be true and correct in all respects on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 5.2(a)(i), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Company Material Adverse Effect” (except for the reference to “Company Material Adverse Effect” in Section 2.23)) do not constitute, individually or in the aggregate, a Company Material Adverse Effect, and (ii) with respect to Designated Seller Group Representations, shall be true and correct in all material respects as of the Closing Date (except that any such representations and warranties as of a specified date need only be true and correct in all material respects on and as of such date), in each case under (i) or (ii), without giving effect to any notification received under Section 4.6. Buyer shall have received a certificate signed on behalf of Seller by an appropriate officer of Seller to the foregoing effect.

(b)    Performance of Obligations of Seller. Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, without giving effect to any notification received under Section 4.6. Buyer shall have received a certificate signed on behalf of Seller by an appropriate officer of Seller to the foregoing effect.

(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)    Harland USA Third Party Debt. Harland USA and its Subsidiaries shall have been released from their obligations under the Harland USA Third Party Debt including, for greater certainty, any accrued and unpaid interest related thereto, such that Harland USA and its Subsidiaries shall have no further obligations in respect thereof and all liens or security interests securing the Harland USA Third Party Debt on the assets of Harland USA or its Subsidiaries or the Harland USA Common Stock shall have been released.

Section 5.3    Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to satisfaction of each of the following conditions, which may be waived in writing by Seller:

(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Article III of this Agreement (i) with the exception of the Designated Buyer Group Representations, shall be true and correct in all respects as of the Closing Date (except that any such representations and warranties as of a specified date need only be true and correct in all respects on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 5.3(a)(i), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Buyer Material Adverse Effect”) do not constitute, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) with respect to Designated Buyer Group Representations, shall be true and correct in all material respects as of the Closing Date (except that any such representations and warranties as of a specified date need only be true and correct in all material respects on and as of such date), in each case under (i) or (ii), without giving effect to any notification received under Section 4.6. Seller shall have received a certificate signed on behalf of Buyer by an appropriate officer of Buyer to the foregoing effect.

(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date), without giving effect to any notification received under Section 4.6. Seller shall have received a certificate signed on behalf of Buyer by an appropriate officer of Buyer to the foregoing effect.

Section 5.4    Frustration of Closing Conditions. None of the parties may rely on the failure of any condition set forth in this Article V to be satisfied if the failure of such party to fulfill any of its respective obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of any such condition to be so satisfied.

ARTICLE VI
TERMINATION

Section 6.1    Termination.

(a)    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing as follows:

(i)    by the mutual written consent of the parties hereto;

(ii)    by either of the parties hereto, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party hereto if the failure of such party to fulfill any of its respective obligations under this Agreement shall have been a cause of, or shall have resulted in, such issuance or action by a Governmental Authority;

(iii)    by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within fifteen (15) calendar days (but not later than the Termination Date) after the giving of written notice to Buyer of such breach; provided, that, such period shall not apply to Buyer's obligation to pay the Purchase Price at the Closing, and in the event of a breach of such obligation, Seller may terminate this Agreement immediately by delivery of notice in accordance with this Agreement;

(iv)    by Buyer, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within fifteen (15) calendar days (but not later than the Termination Date) after the giving of written notice to Seller of such breach; or

(v)    by Seller or Buyer if the Closing does not occur by the close of business on September 30, 2013, which date may be extended by Seller or Buyer to February 28, 2014 if the condition set forth in Section 5.1(b) remains unsatisfied as of three (3) Business Days prior to September 30, 2013 (such applicable date, the “Termination Date”); provided, that, notwithstanding the foregoing, Seller, on the one hand, and Buyer, on the other hand, may not terminate this Agreement pursuant to this clause (v) if the failure of the Closing to occur by the Termination Date was caused by, or resulted from, the failure of such party to fulfill any of its respective obligations under this Agreement (including, with respect to Buyer, those obligations under Section 4.22 or its obligation to pay the Purchase Price at the Closing).

(b)    The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 6.2.

Section 6.2    Survival After Termination. If this Agreement is terminated in accordance with Section 6.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except that the provisions of Sections 4.4(a) and (d), Section 4.7, this Section 6.2, Section 9.5, Section 9.6, Section 9.12, Section 9.13 and the Confidentiality Agreement shall remain in effect in accordance with their terms. Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for any fraud or willful and material breach of this Agreement or for the failure to consummate the Closing when required to do so by this Agreement, including as a result of any failure to obtain the Financing or to pay the Purchase Price at the Closing, or (ii) Buyer with respect to its obligations pursuant to Section 4.22(b).

ARTICLE VII
TAX MATTERS

Section 7.1    Tax Indemnification.

(a)    From and after Closing, Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Buyer and its Affiliates (including, after the Closing Date, the Companies and their Subsidiaries) harmless from and against, without duplication (i) any and all Excluded Taxes (other than Taxes arising from or in connection with any action taken or transaction undertaken by Buyer or any of its Affiliates (including the Companies and their Subsidiaries) on the Closing Date but after the Closing, that is outside of the Ordinary Course of Business and not contemplated by this Agreement), other than any such Taxes that are included as a liability in the determination of Final Net Working Capital pursuant to Section 1.6, and (ii) all third-party out-of-pocket costs and expenses, including reasonable legal, accounting, appraisal, consulting or similar fees, actually incurred relating to the foregoing (including such costs occurred in contesting the assessment of such Taxes). For avoidance of doubt, except for rights to be reimbursed or indemnified for Taxes based on a breach of an Indemnified Tax Representations, Buyer and its Affiliates (including, after the Closing Date, the Companies and their Subsidiaries) shall not be entitled to be indemnified or otherwise reimbursed for any Taxes based on any breach of any representation or warranty in Section 2.16 other than the Indemnified Tax Representations.

(b)    From and after Closing, Buyer shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against (i) any and all Taxes of the Companies and their Subsidiaries that are not Excluded Taxes; (ii) Taxes arising from or in connection with any action taken by Buyer or any of its Affiliates (including any transaction undertaken by the Companies and their Subsidiaries) on the Closing Date but after the Closing that is outside of the Ordinary Course of Business; (iii) any Taxes arising from or in connection with the breach by Buyer or any of its Affiliates of any covenant contained in this Agreement); (iv) any Transfer Taxes for which Buyer is responsible pursuant to Section 7.8; and (v) all third-party out-of-pocket costs and expenses, including reasonable legal, accounting, appraisal, consulting or similar fees actually incurred relating to the foregoing.

(c)    Payment in full of any amount due under this Section 7.1 shall be made to the indemnified party by Wire Transfer no later than the later of (i) ten (10) days after the indemnified party makes written demand on the indemnifying party and (ii) five (5) days prior to the date on which the underlying amount is required to be paid by the indemnified party.

Section 7.2    Filing of Tax Returns.

(a)    Seller shall, at its own expense, timely prepare and file or shall cause to be timely prepared and filed (i) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates and (ii) any income or franchise Tax Return of the Companies and their Subsidiaries for any taxable period that ends on or before the Closing Date. Buyer shall not amend or revoke any such Tax Returns (or any elections relating thereto). Any Tax Return that relates to or includes any such period and is required to be filed by the Company after the Closing shall be furnished by Seller to Buyer for signature and filing at least ten (10) days prior to the due date for filing such Tax Return (taking into account extensions), and Buyer shall timely file such Tax Return and, in any event, no later than the earlier of (x) the date that is ten (10) days after the receipt of such Tax Return from Seller or (y) the due date (including any extensions) of such Tax Return. With respect to any Tax Return that is required to be prepared by Seller pursuant to this Section 7.2, Seller shall, except as otherwise required by Applicable Law, prepare such Tax Return in a manner consistent with the past accounting methods of the Companies and their Subsidiaries, as the case may be.

(b)    Buyer shall, at its own expense, except to the extent that such Tax Returns are the responsibility of Seller under Section 7.2(a), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to all of the Companies and their Subsidiaries.

(c)    For any Tax Return of the Companies and their Subsidiaries with respect to a Straddle Period that is the responsibility of Buyer under Section 7.2(b), Buyer shall, except as otherwise required by Applicable Law, prepare and file such Tax Returns in a manner consistent with the past practices of the Companies and their Subsidiaries, as the case may be. For any Tax Return of the Companies and their Subsidiaries with respect to a Straddle Period that is the responsibility of Buyer under Section 7.2(b) that relates to the income Taxes of the Companies or their Subsidiaries or shows an Excluded Tax, Buyer shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return (accompanied, where appropriate, by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least twenty (20) days prior to the due date (giving effect to any validly obtained extension) thereof. If Seller disputes any item on such Tax Return, it shall timely notify Buyer of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Seller and Buyer. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. No failure or delay of Buyer in providing a Tax Return for Seller to review and comment and approval shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement, except to the extent that Seller is actually prejudiced thereby. Buyer shall not amend any Tax Return with respect to a Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.3    Tax Refunds.

(a)    Subject to Section 7.3(d), Seller shall be entitled to any refund or credit of or against Excluded Taxes (and any interest or penalty rebate with respect to such refund or credit received from the Taxing Authority), except to the extent that such Excluded Taxes are taken into account in the determination of Final Net Working Capital pursuant to Section 1.6.

(b)    Buyer shall be entitled to (i) any refund or credit of or against any Taxes of the Companies and their Subsidiaries (and any interest or penalty rebate with respect to such refund or credit received from the Taxing Authority), except to the extent such refunds or credits of or against Excluded Taxes, (ii) any refund or credit or against any Taxes of the Companies and their Subsidiaries included in the determination of Final Net Working Capital pursuant to Section 1.6 (and any interest or penalty rebate with respect to such refund or credit ), and (iii) any refund or credit that is not for Seller's benefit as a result of the application of Section 7.3(d).

(c)    Each party hereto shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to Section 7.3(a) to a refund or credit of Taxes, the amount of such refund or credit within ten (10) days after such refund is received or applied against another Tax liability, as the case may be, in each case net of any Taxes or costs to the party receiving such refund or credit (including income or withholding Taxes that would be imposed on the receipt or distribution of the refund by the Companies or their Subsidiaries to the Party required to obtain such payment).

(d)    Nothing in this Section 7.3 shall require that Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer the Companies and the Subsidiaries) that is with respect to any refund for Tax that gives rise to a payment obligation by the Companies or any of their Subsidiaries to any Person under Applicable Law or pursuant to a provision of a Contract or other agreement entered (or assumed) by the Companies or any of their Subsidiaries on or prior to the Closing Date.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, the Buyer, the Companies and the Subsidiaries shall not carry back any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Period to a Pre-Closing Period.

Section 7.4    Assistance and Cooperation. From and after the Closing Date, each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in connection with (a) preparation and filing any Tax Return or claim for refund, (b) determining a liability for Taxes, an indemnity or payment obligation under this Article VII or a right to a refund of Taxes, (c) conducting any Tax Proceeding (which shall include granting any powers of attorney reasonably requested by the party entitled to control a Tax Proceeding pursuant to Section 7.5), (d) determining an allocation of Taxes between a Pre-Closing Period and a Post-Closing Period, or (e) complying with any information reporting or withholding requirements contained in the Code or other Applicable Laws. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation.

Section 7.5    Contests.

(a)    If any Taxing Authority asserts a Tax Claim in respect of any of the Companies or their Subsidiaries, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b)    Seller shall have the exclusive right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of any of the Companies or their Subsidiaries for any taxable period that ends on or before the Closing Date (other than those Tax Proceedings described in Section 7.5(c) or Section 7.5(e)); provided, however, that with respect to any such Tax Proceeding that would reasonably be expected to have an adverse effect on Buyer and its Affiliates (including the Companies and their Subsidiaries for Post-Closing Periods) that is material, Seller shall (i) consult with Buyer before taking any significant action in connection with such Tax Proceeding, (ii) defend such Tax Proceeding diligently and in good faith, and (iii) shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Buyer shall control, at its own expense, any Tax Proceeding of the Companies or any of their Subsidiaries relating to a Straddle Period (other than those Tax Proceedings described in Section 7.5(e)); provided, however, that (i) Buyer shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (ii) to the extent such Tax Proceeding relates to a Straddle Period or could otherwise result in a Tax that is the responsibility of Seller under this Agreement (A) Buyer shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (B)  Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (C) Buyer shall consult with Seller and offer Seller a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) Seller shall be entitled to participate in such Tax Proceeding, at its own expense, and (E) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed if such settlement, compromise, or abandonment could result in the Companies or their Subsidiaries incurring a Tax that Seller is obligated to pay pursuant to Section 7.1.

(d)    Buyer shall have the exclusive right to control, at its own expense, any Tax Proceeding in respect of any of the Companies or their Subsidiaries for any taxable period that begins after the Closing Date (other than those Tax Proceedings described in Section 7.5(c) or described in Section 7.5(e)); provided, however, that with respect to any such Tax Proceeding that would reasonably be expected to have an adverse effect on Seller and its Affiliates (including the Company and its Subsidiaries for Pre-Closing Periods) that is material, Buyer shall (i) consult with Seller before taking any significant action in connection with such Tax Proceeding, (ii) defend such Tax Proceeding diligently and in good faith, and (iii) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)    Notwithstanding the foregoing, (i) Seller shall exclusively control, at its own expense, any Tax Proceeding relating to any combined, consolidated or unitary Tax Return that includes Seller or its Affiliates and Buyer shall have no right to participate in such Tax Proceeding (even to the extent it could result in a Tax that the Buyer is responsible for under this Agreement), provided that Seller shall keep Buyer reasonably informed regarding any proposed adjustments made during such Tax Proceedings that could result in the Companies or their Subsidiaries having to pay additional Taxes for a Post-Closing Tax Period or requiring any Company or any of their Subsidiaries to pay additional Taxes with respect to a separately filed Tax Return, and (ii) the Buyer shall exclusively control, at its own expense, any Tax Proceeding relating to any combined, consolidated or unitary Tax Return that includes the Buyer or its Affiliates and Seller shall have no right to participate in such Tax Proceeding (even to the extent it could result in a Tax that Seller is responsible for under this Agreement), provided that Buyer shall keep Seller reasonably informed regarding any proposed adjustments made during such Tax Proceeding that could result in Seller or its Affiliates paying any additional Tax for a Pre-Closing Period or could result in a Tax of the Company or any of their Subsidiaries that is the responsibility of Seller under this Agreement.

Section 7.6    Tax Sharing Agreements. All liabilities and obligations between Seller or any of its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies and their Subsidiaries, on the other hand, under any Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date. After the Closing Date, neither the Seller nor its Affiliates (other than the Companies and their Subsidiaries) shall have any rights or obligations with respect to any of the Companies and their Subsidiaries, and none of the Companies and their Subsidiaries shall have any rights or obligations with respect to Seller and its Affiliates (other than the Companies and their Subsidiaries), in each case under any such Tax sharing agreement.

Section 7.7    Coordination; Survival. Anything in this Agreement to the contrary notwithstanding, indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by this Article VII (and not by any provision of Article VIII). The provisions of this Article VII relating to the payment or indemnity of Taxes and Indemnified Tax Representations shall survive until forty-five (45) days following the expiration of the relevant statutes of limitations (after taking into account all extensions, waivers, tolling, or mitigation thereof). The representations and warranties in Section 2.16 other than the Indemnified Tax Representations shall not survive the Closing Date. All other covenants in this Article VII shall survive in accordance with their terms.

Section 7.8    Transfer Taxes. All sales, use, transfer, stamp, excise, as valorem, value added, registration, property, documentary, recording or similar Taxes or fees imposed upon the transactions contemplated by this Agreement and related interest and penalties (collectively, “Transfer Taxes”) shall be paid by Buyer, regardless of the Person liable for such Taxes under Applicable Law. The parties hereto shall reasonably cooperate to reduce or eliminate any potential Transfer Taxes and shall cooperate in the preparation and filing of any related Tax Returns.

Section 7.9    Treatment of Indemnity Payments. Seller and Buyer agree that, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign law), all indemnification payments made pursuant to this Agreement shall be treated by the parties as an adjustment to the Purchase Price.

Section 7.10    Limitations. Seller and Buyer agree that the limitations provided for in Section 8.2 and Section 8.3 will not apply to this Article VII.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties and Agreements. The respective representations and warranties and pre-Closing covenants of Seller, MFH, Buyer and Parent contained in this Agreement shall survive the Closing but shall expire on the 15-month anniversary of the Closing Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 8.4 has been given in good faith by one party to the other prior to such expiration; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in (a) Section 2.1 (Organization and Related Matters), Section 2.2 (Capitalization), Section 2.3(a) (Authority), Section 2.11 (No Broker) and Section 9.9(a) (Authority of MFH) (the “Designated Seller Group Representations”) and Section 3.2(a) (Authority), Section 3.5 (No Broker) and Section 9.8(a) (Authority of Parent) (the “Designated Buyer Group Representations”) shall survive the Closing but shall expire on the sixth anniversary of the Closing Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 8.4 has been given in good faith by one party to the other prior to such expiration, (b) Section 2.18(a) (Intellectual Property) shall survive the Closing but shall expire on the second anniversary of the Closing Date, (c) Section 2.17(f) (Employee Benefit Plans) shall survive the Closing but shall expire sixty (60) days after the expiration of the applicable statute of limitations (after taking into account any tolling, extensions, mitigation or waiver thereof), and (d) Section 2.16 (Taxes) will survive as set forth in Section 7.7 and all indemnification obligations with respect to Taxes shall be governed by Article VII. The respective post-Closing covenants and obligations of Seller, MFH, Buyer and Parent contained in this Agreement (including the indemnification obligations set forth in this Article VIII) shall survive the Closing in accordance with their terms. The period from the Closing to the expiration, if any, of a representation or warranty, covenant or obligation hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”

Section 8.2    Indemnification by Seller and MFH

Subject to the provisions of this Article VIII, MFH (solely with respect to its breaches of Section 4.13, Section 4.16, Section 4.19 and Section 9.9) and Seller shall indemnify, defend and hold harmless Parent, Buyer, the Companies and their Subsidiaries, and the officers, directors and employees of any of the foregoing (collectively, the “Buyer Indemnitees”) from and after the Closing Date for the Survival Period, from and against any and all claims, losses, damages, liabilities, awards, judgments and out-of-pocket costs and expenses (including reasonable external attorneys' fees and expenses) (“Damages”) of the Buyer Indemnitees to the extent caused by, suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, or arising out of, under, or pursuant to (1) any breach of any of the respective (A) representations and warranties made herein by Seller or MFH (including in any certificate delivered pursuant to Section 5.2(a) but without giving effect to any notification received under Section 4.6), provided that, for the purpose of calculating any Damages resulting from a breach of any such representation or warranty (but not for purposes of determining whether there has been a breach of any such representation or warranty), all materiality and Company Material Adverse Effect qualifiers in such representations and warranties shall be disregarded (except with respect to Section 2.6(a) (Financial Statements), Section 2.13 (Compliance with Applicable Law; Permits) and Section 2.23 (Absence of Certain Changes)), and (B) covenants or obligations of Seller or MFH set forth in this Agreement (including in any certificate delivered pursuant to Section 5.2(b) but without giving effect to any notification received under Section 4.6) and (2) any of the Designated Matters (which for greater certainty, shall only be an obligation of Seller). Notwithstanding the foregoing, with respect to Damages arising under this Section 8.2, except for Damages resulting from breaches of the Designated Seller Group Representations, breaches of the covenants or obligations of Seller or MFH set forth in Section 4.1, Section 4.4, Section 4.7, Section 4.8, Section 4.10, Section 4.13, Section 4.15, Section 4.16, Section 4.19 or Section 4.20(b) of the Company Disclosure Schedule (such covenants, the “Designated Covenants”) or the Designated Matters, (a) neither Seller or MFH shall be liable to any Buyer Indemnitees with respect to Damages unless and until the aggregate amount of such Damages exceeds $10,000,000 (the “Deductible Amount”) and then only to the extent of such excess, and any individual claims or expenses where the Damages relating thereto is less than $50,000 (and, solely with respect to Section 2.18(e), less than $100,000), shall not be aggregated for purposes hereof and (b) Seller's and MFH's maximum liability to the Buyer Indemnitees for all Damages shall not exceed $70,000,000 in the aggregate (the “Maximum Amount”). Notwithstanding anything to the contrary set forth herein, (i) no claim for indemnity for a breach of a particular representation or warranty shall be made pursuant to this Section 8.2 after the Closing if Buyer Indemnitees had actual knowledge of such breach as of the date of this Agreement or if such breach was communicated to any Buyer Indemnitee by any Buyer's Representative and (ii) in no event shall Seller or MFH be liable for Damages resulting from breaches of the Designated Seller Group Representations, the Designated Covenants and the Designated Matters in excess of the Purchase Price (as adjusted pursuant to the terms hereof). Buyer shall use its commercially reasonable efforts to mitigate any Damages which forms the basis of an indemnification claim hereunder. For purposes of this Section 8.2, “Designated Matters” shall mean the matters set forth in Section 8.2 of the Company Disclosure Schedule.
Section 8.3    Indemnification by Parent and Buyer.

Subject to the provisions of this Article VIII, Parent and Buyer shall jointly indemnify, defend and hold harmless Seller and MFH and their officers, directors and employees (collectively, the “Seller Indemnitees”) from and after the Closing Date for the Survival Period (including any extension thereof as expressly provided for in such Section) from and against any and all Damages of the Seller Indemnitees to the extent caused by, suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, or arising out of, under, or pursuant to any breach of any of the (A) representations and warranties made herein by Buyer or Parent (including in any certificate delivered pursuant to Section 5.3(a) but without giving effect to any notification received under Section 4.6), provided that, for the purpose of calculating any Damages resulting from a breach of any such representation or warranty (but not for purposes of determining whether there has been a breach of any such representation or warranty), all materiality and Buyer Material Adverse Effect or Parent Material Adverse Effect qualifiers in such representations and warranties shall be disregarded, and (B) covenants or obligations of Buyer or Parent set forth in this Agreement (including in any certificate delivered pursuant to Section 5.3(b) but without giving effect to any notification received under Section 4.6). Notwithstanding the foregoing, with respect to Damages arising under this Section 8.3, except for Damages resulting from breaches of the Designated Buyer Group Representations or breaches of the Designated Covenants, or Damages and costs covered by the indemnification provisions set forth in Section 4.22(b) (Cooperation with Financing)), (a) Parent and Buyer shall not be liable to any Seller Indemnitees with respect to Damages unless and until the aggregate amount of such Damages exceeds the Deductible Amount and then only to the extent of such excess, and any individual claims or expenses where the Damages relating thereto is less than $50,000 shall not be aggregated for purposes hereof, and (b) Parent and Buyer's maximum liability to the Seller Indemnitees for all Damages shall not exceed the Maximum Amount. Notwithstanding anything to the contrary set forth herein, (i) no claim for indemnity for a breach of a particular representation or warranty shall be made pursuant to this Section 8.3 after the Closing if Seller Indemnitees had actual knowledge of such breach as of the date of this Agreement or if such breach was communicated to any Seller Indemnitee by any Seller's Representative and (ii) in no event shall Buyer be liable for Damages resulting from the breaches of the Designated Buyer Group Representation, the Designated Covenants and the covenant set forth in Section 4.22(b) in excess of the amount of the Purchase Price (as adjusted pursuant to the terms hereof) (which, for the avoidance of doubt, shall exclude the payment of the Purchase Price pursuant to Section 1.3). Seller and MFH shall use their commercially reasonable efforts to mitigate any Damages which forms the basis of an indemnification claim hereunder.
Section 8.4    Indemnification Procedure.

(a)    Promptly after the incurrence of any Damages by the party seeking indemnification pursuant to Section 4.22(b) or this Article VIII (the “Indemnified Party”), including any claim by a third party described in Section 8.4(c) hereof that might give rise to indemnification hereunder, or the earlier discovery of any facts or circumstances that may result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate prepared and submitted in good faith (the “Claim Certificate”), which Claim Certificate shall be delivered within the relevant Survival Period and shall:

(i)    state that the Indemnified Party has paid or properly accrued Damages, or anticipates (specifying the events or occurrences giving rise to such anticipation) that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)    specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, the date such item was paid or properly accrued (if applicable), the basis for any anticipated liability and the nature of the breach of representation or warranty or claim to which each such item is related and the computation of the amount, if reasonably capable of computation, to which such Indemnified Party claims to be entitled hereunder;

provided, however, that the failure of the Indemnified Party to so promptly deliver the Claim Certificate shall not relieve the Indemnifying Party of any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is actually prejudiced thereby.
(b)    Claims for Damages specified in any Claim Certificate with respect to which the parties agree in writing to be due, or that are finally determined (with such determination not appealable) by a court of competent jurisdiction to be due, are hereinafter referred to, collectively, as “Agreed Claims.” Within 10 Business Days of the determination of the amount of any Agreed Claims, subject to the limitations of this Article VIII, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by certified check or Wire Transfer.

(c)    Promptly after the assertion by any third party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement and within the relevant Survival Period, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim, and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim at such Indemnifying Party's expense. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume such defense, and shall be responsible for the fees and expenses of the Indemnified Party's counsel, if (i) the Indemnifying Party shall have failed, within 15 days after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim or to notify the Indemnified Party in writing that it shall assume the defense of such claim, (ii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by external counsel that there are one or more legal defenses the assertion of that would be adverse to the interests of the Indemnified Party, (iii) the claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) the claim seeks an order, injunction or other equitable relief, other than money Damages, or (v) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual conflict of interest; provided that, with respect to the foregoing clauses (i) through (v), the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties); provided, further, that, for the avoidance of doubt, in the instance where the Indemnifying Party is not entitled to assume the defense pursuant to the foregoing clauses (i) through (v), any such Indemnifying Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, with the fees and expenses of its counsel to be borne at its own expense. Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability incurred by such Indemnified Party by reason of such settlement or judgment, subject to the limitations set forth in this Article VIII. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 8.4(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such claim, the settlement is in excess of the maximum remaining liability set forth in Section 8.2 or 8.3, as applicable, or the settlement imposes injunctive or other non-monetary equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to reasonably cooperate in all matters covered by this Section 8.4(c), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third-party claim and at no cost to the other party (provided that any reasonable out-of-pockets expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

Section 8.5    Punitive Damages; Certain Offsets. Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for punitive or exemplary Damages (except for third party claims asserting such damages), as a result of any breach of this Agreement or other agreements referred to herein or of any private right of action that any party may have hereunder against another party hereto. For purposes of Section 4.22(b) and this Article VIII, “Damages” shall be net of any insurance or other recoveries (net of any related deductible or expenses incurred in securing such recovery) actually paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to any right of indemnification hereunder, it being understood that the Indemnified Party has no obligation to make any claim under such insurance or other recovery. Any indemnification payment made pursuant to this Agreement shall be reduced by the amount of any net Tax benefit actually realized by the Indemnified Party as a result of the Damages incurred or suffered by the Indemnified Party. In no event shall any Indemnified Party recover more than once for any Damages, regardless of whether alternative theories of recovery exist under this Agreement or Applicable Law. The parties acknowledge that in no event shall there be duplication with respect to items considered as part of any Purchase Price adjustments under Section 1.6 and amounts paid with respect to indemnification claims under Article VII and this Article VIII.

Section 8.6    Exclusive Remedy.

(a)    After the Closing Date, this Article VIII shall provide the sole and exclusive remedy for any costs or Damages available to the parties to this Agreement for any breach of any representation or warranty, covenants or obligations contained herein (other than any claims with respect to Taxes, which shall be governed exclusively by Article VII), except (i) with respect to matters set forth in Section 4.22(b), (ii) with respect to claims of fraud for any representation or warranty contained in this Agreement or (iii) those matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

(b)    The parties expressly waive, release and agree not to make, after the Closing, any claim against the other parties hereto, except for (i) indemnification claims made pursuant to Article VII or this Article VIII, (ii) any claims of fraud with respect to any representation or warranty contained in this Agreement, or (iii) any claims for amounts to be paid, if any, pursuant to Sections 1.6 or 4.22(b), for the recovery of any costs or Damages, whether directly or by way of contribution, or for any other relief whatsoever, under any Applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure or tortious wrong).

ARTICLE IX
MISCELLANEOUS

Section 9.1    Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Seller and Buyer. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 9.2    Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Confidentiality Agreement, and any other exhibits, schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof. If there is any conflict or inconsistency between this Agreement and the provisions of any ancillary agreement, the provisions of this Agreement will govern.

Section 9.3    Interpretation; Company Disclosure Schedules.

(a)    When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,”

“the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. For the avoidance of doubt, the phrase the “Seller shall cause” shall be deemed, to the extent not expressly provided in the circumstance, to provide that the Seller shall cause all actions necessary in the circumstance to be completed by itself and each of the Companies and the Companies' respective Subsidiaries.

(b)    Any matter disclosed in any Section of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and all other Sections of the Company Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other Sections of the Company Disclosure Schedule. The inclusion of any information in any Section of the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment or otherwise imply that such information is required to be listed in any Section of the Company Disclosure Schedule or that any such matter may result in a Company Material Adverse Effect or is material to or outside the Ordinary Course of Business of the Companies or any of its Subsidiaries or the HFS Business (or that any such matter is above any specified threshold). All references in the Company Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Buyer and Seller and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement. In addition, the disclosure of any matter in the Company Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with, or a violation of Applicable Law, Contract or other topic to which such disclosure is applicable. In no event shall the disclosure of matters disclosed in the Company Disclosure Schedule or the Electronic Data Room be deemed or interpreted to broaden Seller's representations and warranties, obligations, covenants, conditions or agreements contained in this Agreement. The headings contained in the Company Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Company Disclosure Schedule or this Agreement.

Section 9.4    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.5    Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Seller and MFH, to:

Harland Clarke Holdings Corp.
10931 Laureate Drive
San Antonio, Texas 78249
Facsimile:    (210) 699-4002
Attention:    General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile:    (212) 757-3990
Attention:    Robert B. Schumer, Esq.

If to Parent and Buyer, to:

Davis + Henderson Corporation
201-939 Eglinton Avenue East
Toronto, Ontario M4G 4H7
Facsimile:    (416) 696-9199
Attention:    Chief Financial Officer

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West, 199 Bay Street
Toronto, ON ML 1B9
Facsimile:    (416) 947-0866
Attention:     Martin Langlois

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.
Section 9.6    Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party and its Subsidiaries taken as a whole. This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, and Seller, in the case of any assignment by Buyer. Notwithstanding the immediately preceding sentence, (i) Buyer may collaterally assign the benefits of this Agreement, in whole or in part, to a lender or lenders as continuing collateral security for obligations owed to it or them; provided, however, that any such assignment shall not be effective until Closing; and (ii) prior to the Closing Date, D+H Ltd. may assign any of its rights or obligations under this Agreement to any Subsidiary of Parent and such assignment shall relieve D+H Ltd. of all of its obligations and liabilities hereunder after which such assignee shall alone be deemed a “Buyer” and “Acquirer II” for purposes of this Agreement; provided that for greater certainty any such assignment shall not relieve the Parent of any of its rights or obligations under this Agreement. Except as otherwise expressly set forth in Article VIII, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Notwithstanding the foregoing, the rights, remedies and claims under Section 4.22(b) shall be for the benefit of (i) with respect to matters that arise prior to Closing or prior to or following termination of this Agreement, Seller, the Companies and their respective Subsidiaries, and any of their respective Representatives and (ii) with respect to matters that arise following Closing, Seller and its Representatives.

Section 9.7    Parental Guarantee.

(a)    Parent is executing this Agreement to guaranty the performance of Buyer under this Agreement. Parent guarantees irrevocably, absolutely and unconditionally and as a primary obligation (and not as surety only) that the Buyer shall fully, completely and timely (x) pay to the Seller and (y) perform all its obligations and assume all its liabilities contained in this Agreement, in each case, strictly in accordance with the terms hereof (the “Guaranteed Obligations”). If the Buyer fails or refuses to pay or perform any such obligations and liabilities, Parent shall, upon the written request of the Seller (a “Performance Demand”), immediately pay or perform such obligations, as applicable. A single Performance Demand shall be effective as to any specific default during the continuance of such default until the Buyer or Parent shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured.

(b)    There are no conditions precedent to the enforcement of this Section 9.7. The obligations of Parent hereunder shall be continuing, absolute and unconditional and such obligations shall be binding upon Parent, its successors and assigns and inure to the benefit of, and be enforceable by, the Seller and its successors and permitted assigns.

(c)    This Section 9.7 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by the Seller for any reason, including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Buyer, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Buyer or any substantial part of its property, or otherwise, all as though such payments had not been made. Parent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Seller except for those available to the Buyer that is provided for in this Agreement. Notwithstanding anything to the contrary herein, the obligations of Parent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement, (ii) any furnishing or acceptance of security or exchange or release of any security or (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to the Buyer or any change in the structure of the Buyer.

(d)    Notwithstanding anything in Article VIII to the contrary, Parent agrees that it will indemnify the Seller on demand for all costs and expenses (including reasonable attorneys' fees and disbursements) incurred (x) by the Seller in connection with such rescission or restoration referenced in Section 9.7(c), and (y) in connection with the successful enforcement of the Seller's rights under this Section 9.7, which amounts shall be in addition to all other obligations hereunder. If the Seller is required to refund part or all of any payment of the Buyer with respect to any of the Guaranteed Obligations, such payment shall not constitute a release of Parent from any liability hereunder, and Parent's liability hereunder shall be reinstated to the fullest extent allowed under Applicable Laws and shall not be construed to be diminished in any manner.

Section 9.8    Representations and Warranties of Parent.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this

Agreement, and the performance of Parent's obligations hereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Parent has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement. The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby (including with respect to Parent's obligations under Section 9.7), do not and will not (i) violate any provision of any certificate of incorporation, by-law, articles, other organizational document of Parent, (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any Contract, commitment or other obligation to which Parent or any of its Affiliates is a party or by which Parent or its assets are bound, or (iii) violate or result in a breach of or constitute a default under any Applicable Laws or other restriction of any Governmental Authority to which Parent is subject.

(c)    The execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons that have not previously been obtained by Parent.

(d)    Parent has the financial capability to consummate the transactions contemplated by this Agreement, and Parent understands that, under the terms of this Agreement, the Parent's obligations hereunder are not in any way contingent or otherwise subject to (i) the consummation by the Parent or any of its Affiliates of any financing arrangements, (ii) Parent or any of its Affiliates obtaining any financing or (iii) the availability of any financing to Parent or any of its Affiliates.

(e)    Parent is a “reporting issuer” in all provinces and territories of Canada within the meaning of Applicable Laws in effect in such Canadian provinces and is not in default of any material requirement of (i) Applicable Laws relating to applicable Canadian securities laws, or (ii) the rules or policies of the Toronto Stock Exchange. There is no litigation, administrative or other proceeding pending or, to the Knowledge of the Parent, threatened against, the Parent by any Governmental Authority or the Toronto Stock Exchange relating to any alleged violation of applicable Canadian securities laws or the rules or policies of the Toronto Stock Exchange.

(f)    There are no Proceedings that are pending or, to the Knowledge of Parent, threatened in writing against or relating to Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent or any of its Subsidiaries or any of their respective properties, assets or business that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(g)    None of the information regarding Parent or its Subsidiaries supplied or to be supplied by or on behalf of Parent on or prior to the Closing Date for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated by this

Agreement will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)    Each of Parent and its Subsidiaries is in compliance with all Applicable Laws, regulations, orders, judgments and decrees, except for such failures to comply that would not reasonably be expected to have a Parent Material Adverse Effect

Section 9.9    Representations and Warranties of MFH.

(a)    MFH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MFH has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of MFH's obligations hereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action and no other corporate action on the part of MFH is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by MFH and assuming due authorization, execution and delivery by Buyer and Parent, this Agreement constitutes a valid and binding obligation of MFH, enforceable against MFH in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    MFH has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement. The execution, delivery and performance by MFH of this Agreement, and the consummation of the transactions contemplated hereby (including with respect to MFH's obligations under Section 4.13, Section 4.16, Section 4.19 and Section 8.2), do not and will not (i) violate any provision of any certificate of incorporation, by-law, articles, other organizational document of MFH, (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any Contract, commitment or other obligation to which MFH is a party or by which MFH or its assets are bound, or (iii) violate or result in a breach of or constitute a default under any Applicable Laws or other restriction of any Governmental Authority to which MFH is subject.

(c)    The execution, delivery and performance by MFH of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons that have not previously been obtained by MFH.

Section 9.10    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.11    Specific Performance.

(a)    The parties to this Agreement agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Closing and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breaches such provisions. The parties to this Agreement acknowledge and agree that each such party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The parties to this Agreement further acknowledge and agree that prior to the Closing or the termination of this Agreement in accordance with ARTICLE VI, the sole and exclusive remedies of any party hereto in respect of any breach or alleged breach hereunder shall be an injunction, specific performance or other equitable relief to prevent or cure such breaches by any other party and/or to enforce specifically the terms and provisions of this Agreement, including to obtain an order of specific performance requiring such other party (if all conditions in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied) to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions in this Agreement, provided, however, that (i) the failure by any party to seek an injunction, specific performance or other equitable relief in respect of any breach or alleged breach hereunder prior to the Closing or the termination of this Agreement in accordance with ARTICLE VI shall not prejudice such party's right to pursue any and all available remedies (including Damages) after the Closing or the termination of this Agreement in accordance with ARTICLE VI in respect of any breach that occurred prior to the Closing or the termination of this Agreement in accordance with ARTICLE VI, and (ii) the fact that a party seeks pursuant to this Section 9.11(a) an injunction, specific performance or other equitable relief prior to the Closing or the termination of this Agreement in accordance with ARTICLE VI, but does not obtain such relief shall not prejudice such party's right to pursue any and all available remedies (including Damages) after the Closing or the termination of this Agreement in accordance with ARTICLE VI for any breach that occurred prior thereto. Each party to this Agreement agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party to this Agreement seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)    Each party to this Agreement further agrees that (x) the seeking of the remedies provided for in Section 9.11 by any other party shall not in any respect constitute a waiver by any party of its right to seek any other form of relief that may be available to any such party under this Agreement and (y) nothing set forth in this Agreement shall require any party to institute any legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) for (or limit such party's right to institute any Legal Action for) specific performance under Section 9.11 prior or as a condition to exercising any termination right under Article VI, nor shall the commencement of any Legal Action pursuant to Section 9.11(a) or anything set forth in this Section 9.11(b) restrict or limit any party's right to terminate this Agreement in accordance with the terms of ARTICLE VI or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)    For the avoidance of doubt, nothing in this Agreement shall limit the right of any Person to indemnification pursuant to Section 4.22(b) with respect to matters set forth in Section 4.22(b) that occur prior to or following Closing or termination of this Agreement and nothing shall limit the right of such Person to bring such a claim at any time prior to or following Closing or termination.

Section 9.12    Governing Law; Submission to Jurisdiction; Service. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed in New York by its citizens. Each party (on behalf of itself and its Affiliates) to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state and federal courts located in New York County, New York, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state or federal courts located in New York County, New York (or, only if such courts decline to accept jurisdiction over a particular matter, any state or federal court within the State of New York) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

Section 9.13    Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 9.13 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acquirer I” shall have the meaning set forth in the recitals hereto.
“Acquirer II” shall have the meaning set forth in the recitals hereto.
“Acquisition Proposal” shall have the meaning set forth in Section 4.10.
“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. Notwithstanding the foregoing, for purposes of this Agreement, the only Affiliates of Seller and/or (to the extent prior to the Closing) the Companies shall be Seller, the Companies, the respective Subsidiaries of Seller and the Companies, and MacAndrews & Forbes Holdings Inc.
“Agreed Claims” shall have the meaning set forth in Section 8.4(b).
“Agreement” shall have the meaning set forth in the preamble hereto.
“Allocation” shall have the meaning set forth in Section 1.4.
“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of any self-regulatory organization (or applicable stock exchange) applicable to and legally binding on any of the Companies, Buyer or Seller or any of their respective Affiliates, equity holders, properties, assets, officers, directors, employees or agents, as the case may be.

“Authorization” shall mean, with respect to any Person, any order, permit, approval, consent, waiver, license or similar authorization of any Governmental Authority having jurisdiction over the Person.
“Benefit Continuation Period” shall have the meaning set forth in Section 4.9(b).
“BEP” shall have the meaning set forth in Section 4.9(g).
“Borrowers” shall have the meaning set forth in Section 3.7(a).
“Bought Deal Letter” shall have the meaning set forth in Section 3.7(b).
“Business Day” shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the City of New York or the City of Toronto are authorized or required to close for regular banking business.
“Buyer” shall have the meaning set forth in the recitals hereto.
“Buyer Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Buyer to Seller prior to the execution and delivery of the Agreement.
“Buyer Indemnitees” shall have the meaning set forth in Section 8.2.
“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any effect that prevents, or would reasonably be likely to prevent, Buyer from consummating the transactions contemplated hereby on a timely basis.
“Buyer Retirement Plans” shall have the meaning set forth in Section 4.9(d).
“Buyer's Flex Plan” shall have the meaning set forth in Section 4.9(f).
“Chosen Courts” shall have the meaning set forth in Section 9.12.
“Claim Certificate” shall have the meaning set forth in Section 8.4(a).
“Client” shall mean any Persons to whom the Companies or their Subsidiaries provide services or license Software under any Contract.
“Closing” shall have the meaning set forth in Section 1.3(a).
“Closing Date” shall mean the date on which the Closing actually occurs.
“Closing Net Working Capital” shall have the meaning set forth in Section 1.6(a).
“Closing Net Working Capital Statement” shall have the meaning set forth in
Section 1.6(a).

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” shall have the meaning set forth in the recitals hereto.
“Company Balance Sheet” shall have the meaning set forth in Section 2.6(a).
“Company Common Stock” shall have the meaning set forth in the recitals hereto.
“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of the Agreement.
“Company Employee” shall mean the employees of, and employees on authorized sabbatical or leave of absence from, any of the Companies or their Subsidiaries as of the Closing Date.
“Company Financial Statements” shall have the meaning set forth in Section 2.6(a).
“Company First Quarter Balance Sheet” shall have the meaning set forth in
Section 2.6(a).

“Company First Quarter Financial Statements” shall have the meaning set forth in Section 2.6(a).
“Company Material Adverse Effect” shall mean any event, circumstance, change, occurrence, effect, fact or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Companies and their Subsidiaries (taken as a whole), except to the extent any such effect results from (i) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby or thereby in accordance with the terms of this Agreement; (ii) actions of any of the Companies or their Affiliates expressly required by this Agreement or taken with the prior written consent of, or requested in writing by, Buyer; (iii) the identity of Buyer, or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the HFS Business; (iv) United States, regional, international or global economic, industry or financial market conditions (including changes in interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets); (v) changes after the date hereof in GAAP; (vi) changes after the date hereof in legal or regulatory requirements, practices or conditions generally applicable to any industry in which the Companies or any of their Subsidiaries operate, including the financial services industry; (vii) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (viii) the occurrence of any other calamity or crisis (including any act of terrorism); (ix) any failure, in and of itself, by any of the Companies to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (x) any item specifically set forth in the Company Disclosure Schedule; or (xi) general political conditions in the United States, any region or worldwide; provided, that in each clause (iv)-(viii) and (xi), only to the extent that such event, circumstance, change, occurrence, effect, fact or condition does not have a disproportionate effect on the HFS Business compared to other participants in the industries in which the Companies and their Subsidiaries operate.
“Company Plan” shall mean each Plan primarily maintained by any of the Companies or their Subsidiaries and each Plan maintained exclusively for current service providers of any of the Companies or their Subsidiaries.

“Company Software” means all Software that is owned by any of the Companies or any of their respective Subsidiaries, and which is used in any of the Companies' or any of their respective Subsidiaries' provision of products and services to customers and/or end users.
“Competitive Activities” shall have the meaning set forth in Section 4.16(a).
“Compliant” shall mean, with respect to the Financing Information, that: (i) the financial statements included in the Financing Information have been prepared in conformity with GAAP throughout the related periods involved and present fairly in all material respects the financial position, income, and cash flows of the Companies as at the dates of and for the periods referred to in such statements, subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of related notes, and (ii) the Companies' auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information;.
“Confidentiality Agreement” shall mean that certain agreement dated as of March 1, 2013 between MacAndrews & Forbes Holdings Inc. and Buyer.
“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.
“Controlled Group Liability” shall have the meaning set forth in Section 2.17(f).
“Corporate Records” means the corporate records of each of the Companies and their respective Subsidiaries, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors.
“Covered HFS Business” shall mean those businesses conducted by the Companies as of the date hereof which provide (i) core processing systems to financial institutions with less than $10 billion in assets as of the date hereof (including for these purposes solutions or services that are offered by the Companies with or offered by the Companies as ancillary to core processing solutions as at the Closing Date offered by the HFS Business), and (ii) loan origination software and compliance software to financial institutions competitive to those offered under the “LaserPro”, “Great Docs”, “DecisionPro” and “CreditQuest” brands as of the date hereof, including any related upgrades to such software, and mobile and internet banking products competitive to the mobile and internet banking products offered under the “Cavion” and “uBanking” brands as of the date hereof, including any related upgrades to such products; provided, however, that the “Covered HFS Business” shall be deemed not to include any Excluded Business Lines.
“Current Assets” shall mean the total current assets of the Companies and their Subsidiaries, determined on the same basis as in the Company Financial Statements and in accordance with GAAP and as adjusted by the specific inclusions and exclusions to current assets provided in Exhibit D.
“Current Liabilities” shall mean the total current liabilities of the Companies and their Subsidiaries, determined on the same basis as in the Company Financial Statements and in accordance with GAAP and as adjusted by the specific inclusions and exclusions to current liabilities provided in Exhibit D.

“Damages” shall have the meaning set forth in Section 8.2.
“Debt Commitment Letter” shall have the meaning set forth in Section 3.7(a).
“Debt Financing” shall have the meaning set forth in Section 3.7(a).
“Deductible Amount” shall have the meaning set forth in Section 8.2.
“Designated Account” shall mean an account designated by Seller in writing not less than two Business Days prior to the Closing.
“Designated Buyer Group Representations” shall have the meaning set forth in
Section 8.1.

“Designated Covenants” shall have the meaning set forth in Section 8.2.
“Designated Matters” shall mean the meaning set forth in Section 8.2.
“Designated Seller Group Representations” shall have the meaning set forth in
Section 8.1.

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.
“Electronic Data Room” shall mean the electronic data room established by Seller in connection with the transactions contemplated hereby.
“Equity Financing” shall have the meaning set forth in Section 3.7(b).
“Equity Underwriters” shall have the meaning set forth in Section 3.7(b).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.
“ERISA Affiliate” shall have the meaning set forth in Section 2.17(f).
“Estimated Net Working Capital” shall have the meaning set forth in Section 1.5(a).
“Estimated Net Working Capital Statement” shall have the meaning set forth in
Section 1.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Excluded Business Lines” shall mean check and item processing, electronic content management, remote capture, ATM processing, payments, merchant processing, account-to-account and person-to-person transfers, electronic or other bill payment and bill presentment tools and applications, account opening and on boarding, financial accounting, anti-fraud solutions (other than solutions competitive with those solutions set forth in Section 9.13(a) of the Company Disclosure Schedule offered by the HFS Business as at the Closing Date), loan origination and compliance (other than solutions competitive with solutions offered by the HFS Business as at the Closing Date), electronic document delivery, account receivables and account payables management, hosting capabilities, call centers, customer relationship management, electronic or paper statement-, coupon- or letter-related solutions, electronic or paper compliance documents and consulting, business intelligence and analytics, check printing and services, card-related services, surveys, small business services, and marketing and telemarketing services.
“Excluded Taxes” shall mean the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract or other agreement entered into (or assumed) by the Companies or their Subsidiaries prior to the Closing Date, or any other reason and whether disputed or not):

(i)any Taxes (other than Transfer Taxes) of the Companies and their Subsidiaries for any Pre-Closing Period (including the portion of a Straddle Period that is a Pre-Closing Period);

(ii)any Taxes of Seller or any of their respective Affiliates (other than the Companies and their Subsidiaries) for which any of the Companies and their Subsidiaries may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) as a result of being a member of (or leaving) an affiliated, consolidated, unitary group or other group recognized by Applicable Law on or before the Closing Date (including being a member of (or leaving) the group including the Seller or any of its Affiliates);

(iii)any Taxes arising from or in connection with any breach by Seller of any Indemnified Tax Representation (in each case, determined without regard to any “material”, “knowledge” or similar qualifying language) or any covenant contained in this Agreement (including Section 4.1 or Article VII);

(iv)any Taxes arising from or in connection with any restructuring transactions undertaken by Seller and its Subsidiaries in anticipation of the sale of the Companies pursuant to this Agreement (including, for the avoidance of doubt, any transactions pursuant to Section 4.14, Section 4.15 or Section 7.6);

(v)any Taxes arising from any loss, reduction disallowance or unavailability (in whole or in part) of any refund (or credit) that (A) was included in the computation of Final Net Working Capital pursuant to Section 1.6, or (B) without duplication of amounts described in clause (i) of this definition, gave rise to a payment to Seller under Section 7.3; and

(vi)to the extent such amounts were not previously withheld from any payment made by the Buyer to the Seller pursuant to this Agreement, any withholding Taxes (and related interest and penalties) that are imposed on the Buyer in connection with the sale of the Companies pursuant to this Agreement.

For purposes of this Agreement, in the case of any Straddle Period, (x) Property Taxes (and other similar Taxes imposed on a periodic basis) of the Companies and their Subsidiaries shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date pro rata on the basis of the number of days in such Tax period and (y) Taxes (other than Property Taxes and other similar Taxes of the Companies and their Subsidiaries imposed on a periodic basis) of the Companies and their Subsidiaries for the

Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided, however, for purposes of clause (y), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (x) for Property Taxes and other periodic Taxes.
“Fee Letter” shall have the meaning set forth in Section 3.7(a).
“Final Net Working Capital” shall have the meaning set forth in Section 1.6(d).
“Financing” shall have the meaning set forth in Section 3.7(b).
“Financing Information” shall mean: (i) the Company Financial Statements prepared in accordance with GAAP; (ii) the unaudited combined balance sheet of the Companies and their respective Subsidiaries as of December 31, 2011, and the related unaudited combined statements of income, changes in equity and cash flows of the Companies and their respective Subsidiaries for the fiscal year ended December 31, 2011, in each case, together with the notes and schedules thereto and prepared in accordance with GAAP and reviewed by the Companies' independent auditors; (iii) the Company First Quarter Financial Statements prepared in accordance with GAAP and reviewed by the Companies' independent auditors; (iv) the unaudited combined balance sheet of the Companies and their respective Subsidiaries as of March 31, 2012, and the related unaudited combined statements of income, changes in equity and cash flows of the Companies and their respective Subsidiaries for the three months ended March 31, 2012, in each case, prepared in accordance with GAAP and reviewed by the Companies' independent auditors; and (v)  to the extent reasonably necessary, comfort letters and auditor consents as required by applicable Canadian securities laws in connection with the Equity Financing and as are customary for transactions such as the Equity Financing, each in the customary form of the auditor of the Companies and includes, in all cases, all translations into French as reasonably required.
“Flow-Thru Entity” means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.
“FSA Covered Employees” shall have the meaning set forth in Section 4.9(f).
“FTC” shall mean the United States Federal Trade Commission.
“GAAP” shall mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were or are prepared, as consistently applied.
“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, the FTC, the DOJ, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction.
“Guaranteed Obligations” shall have the meaning set forth in Section 9.7(a).
“Harland Ireland” shall have the meaning set forth in the recitals hereto.

“Harland Ireland Common Stock” shall have the meaning set forth in the recitals hereto.
“Harland Israel” shall have the meaning set forth in the recitals hereto.
“Harland Israel Common Stock” shall have the meaning set forth in the recitals hereto.
“Harland Subsidiary” shall have the meaning set forth in the recitals hereto.
“Harland USA” shall have the meaning set forth in the recitals hereto.
“Harland USA Common Stock” shall have the meaning set forth in the recitals hereto.
“Harland USA Third Party Debt” shall mean Indebtedness in respect of (i) that certain Credit Agreement, dated as of April 4, 2007, among Seller, each Subsidiary of Seller party thereto, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent, (ii) that certain Credit Agreement, dated as of February 20, 2013, among Seller, each Subsidiary of Seller party thereto, the lenders party thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent, (iii) that certain Indenture, dated as of May 1, 2007 among Seller, the co-issuers and guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as amended, supplemented or otherwise modified as of the date hereof, and (iv) that certain Indenture, dated as of July 24, 2012 among Seller, the co-issuers and guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as amended, supplemented or otherwise modified as of the date hereof.
“HC Corp.” shall have the meaning set forth in the recitals hereto.
“HFS Business” shall mean the business of the Companies and their Subsidiaries all as conducted on the date of this Agreement and which include providing core processing systems and services, business intelligence solutions, customer relationship management software, bank branch automation solutions, Internet and mobile banking services and lending and mortgage risk management software, analytics and compliance solutions to financial institutions.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” shall mean, without duplication, (i) all indebtedness, including outstanding principal and interest, for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by a writing; (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument; (iii) notes payable and drafts accepted representing extensions of credit; (iv) letters of credit and any other agreements relating to the borrowing of money or extension of credit; and (v) any guarantee of any of the foregoing obligations. Notwithstanding the immediately preceding sentence, “Indebtedness” shall not include any trade payables, expenses, or accruals incurred in the Ordinary Course of Business.
“Indemnified Party” shall have the meaning set forth in Section 8.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).
“Indemnified Tax Representations” shall mean the representations and warranties set forth in Section 2.16(f), (k), (l), (m), (o), (p), (q) and (r).
“Independent Accounting Firm” shall have the meaning set forth in Section 1.6(c).

“Intellectual Property” shall mean all intellectual property in any jurisdiction throughout the world including all (i) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications and the goodwill associated with any of the foregoing (collectively, “Trademarks”), Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and patent applications and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications (collectively, “Patents”) and inventions and discoveries, whether patentable or not, and improvements; (iii) confidential or proprietary information, trade secrets and know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship (including in any form or media) (whether or not copyrightable) and applications for registration of copyrights (collectively, “Copyrights”); (v) Software, systems, data, databases and other compilations of information (and including all tools, applications and related documentation); (vi) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; and (vii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).
“Intercompany Indebtedness” shall mean the total indebtedness owing, including, for greater certainty, any accrued and unpaid interest related thereto, (i) by all of the Companies and their Subsidiaries, on the one hand, to Seller or any Affiliate of Seller other than the Companies or their Subsidiaries, on the other hand or (ii) by Seller and any Affiliate of Seller other than the Companies or their Subsidiaries, on the one hand, to the Companies or any of their Subsidiaries, on the other hand; provided that Intercompany Indebtedness shall not include intercompany payables in respect of services rendered in the Ordinary Course of Business. For the avoidance of doubt, intercompany payables in respect of services rendered as of the Closing shall be handled in a manner consistent with past practice.
“Intercompany Services Information” shall have the meaning set forth in Section 4.3(c).
“IRS” shall mean the U.S. Internal Revenue Service.
“Knowledge” or “Known” with respect to Seller shall mean the actual knowledge of those individuals set forth in Section 9.13(b) of the Company Disclosure Schedule, with respect to Buyer shall mean the actual knowledge of those individuals set forth in Section 9.13(b) of the Buyer Disclosure Schedule and with respect to Parent shall mean the actual knowledge of those individuals set forth in Section 9.13(b) of the Buyer Disclosure Schedule, provided that in all cases such individuals shall have made such due and diligent inquiry of the employees, directors and officers of the Seller, the Companies, the Buyer and Parent, as applicable, as they consider reasonably necessary to the matters that are subject of the representations and warranties; provided, further, that such due and diligent inquiry shall only be required for those matters that reasonably relate to such Person's responsibilities as an employee or officer of Seller or its Subsidiaries or Parent or its Subsidiaries, as applicable.
“Leased Real Property” shall have the meaning set forth in Section 2.19(b).
“Leases” shall have the meaning set forth in Section 2.19(b).
“Legal Actions” shall have the meaning set forth in Section 9.11(b).

“Lenders” shall have the meaning set forth in Section 3.7(a).
“License Agreements” shall mean all Contracts with respect to any Intellectual Property that is licensed by or to any of the Companies or their Subsidiaries.
“License Term” shall have the meaning set forth in Section 4.19(a).
“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.
“Material Company Software” shall have the meaning set forth in Section 2.18(d).
“Material Contract” shall have the meaning set forth in Section 2.10(a).
“Maximum Amount” shall have the meaning set forth in Section 8.2.
“MFH” shall mean MacAndrews & Forbes Holdings Inc.

“M&F Privatization Transaction” shall mean the merger of M&F Worldwide Corp. with an indirect, wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. that was effected on December 21, 2011.
“Net Working Capital” shall mean an amount (which may be greater than, equal to or less than zero) equal to all Current Assets minus all Current Liabilities; provided that, for the avoidance of doubt, and notwithstanding anything to the contrary herein, no asset or liability in respect of Taxes based upon, measured by or calculated with respect to net income or profits shall be included in any determination of Net Working Capital.
“Net Working Capital Target” shall mean the amount set forth in Section 9.13(c) of the Company Disclosure Schedule.
“New Plans” shall have the meaning set forth in Section 4.9(c).
“Notice of Objection” shall have the meaning set forth in Section 1.6(b).
“NYSE” shall mean The New York Stock Exchange, Inc.
“Old Plans” shall have the meaning set forth in Section 4.9(c).
“Ordinary Course of Business” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the day-to-day operations of the Person.
“Outstanding Checks” shall mean, as of 11:59 p.m. Eastern time on the Closing Date, any checks written (but not yet cleared the bank) by the Companies or any of their respective Subsidiaries.
“Parent” shall have the meaning set forth in the recitals hereto.
“Parent Material Adverse Effect” shall mean, with respect to Parent, any effect that prevents, or would reasonably be likely to prevent, Parent from consummating the transactions contemplated hereby on a timely basis.

“Performance Demand” shall have the meaning set forth in Section 9.7(a).
“Permits” shall mean all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.
“Permitted Liens” shall mean all (i) Liens granted in favor of the Seller's lenders that will be released and discharged at or prior to the Closing; (ii) Liens that are for Taxes or assessments that are not yet due and payable; (iii) workmen's, repairmen's, warehousemen's, vendors', mechanics' or carriers' Liens or other similar Liens arising in the Ordinary Course of Business, or deposits or pledges to obtain the release of any such Liens; (iv) in the case of the Leased Real Property, (A) any interest or title of a lessor, sublessor or licensor (including statutory landlords' Liens) under Leases to which a Person or an Affiliate of such Person is a party and (B) any Lien to which the fee simple interest (or any superior leasehold interest) is subject; and (v) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property, defects, irregularities or imperfections in title thereto and other encumbrances in property that do not materially impair the use or occupancy of such property in the normal operation of the business or the value of such property for the purpose of such business.
“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other entity or organization, including any Governmental Authority.
“Plans” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA) and each compensation, bonus, incentive, deferred compensation, capital appreciation, pension, profit sharing, retirement, option, equity or equity-based, employment, change of control, severance, reduction-in-force, termination pay or similar plan, program, policy, practice, arrangement or agreement, and each life, hospitalization, medical or other welfare or employee benefit insurance or fringe benefit plan, program, policy, practice, arrangement or agreement.
“Post-Closing Period” shall mean, with respect to the Companies and their Subsidiaries, any taxable year or period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Period” shall mean, with respect to the Companies and their Subsidiaries, any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Proceedings” shall have the meaning set forth in Section 2.12.
“Property Taxes” shall mean real, personal and intangible ad valorem property Taxes.
“Public Company” shall mean any company that has publicly traded equity securities that are registered with the SEC, and have reporting obligations, under the Securities Act or the Exchange Act.

“Publicly Available Software” means any Software that (a) contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software”, or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; and (iii) be redistributable at no or minimal charge.

“Purchase Price” shall have the meaning set forth in Section 1.2.
“Qualified Plans” shall have the meaning set forth in Section 2.17(c).
“Regulatory Laws” shall mean the HSR Act; the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder; the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder; the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder; and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Representatives” of a Person shall mean any of such Person's officers, directors, employees, agents, Affiliates or representatives.
“Required Approvals” shall have the meaning set forth in Section 4.5(a).
“Review Period” shall have the meaning set forth in Section 1.6(b).
“Scantron Holdings” shall have the meaning set forth in the recitals hereto.
“SEC” shall mean the Securities and Exchange Commission, and any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Indemnitees” shall have the meaning set forth in Section 8.3.
“Seller Names” shall mean the names or marks of Seller or any of its Affiliates that comprise or include all or any of the following: “Harland” (other than as used in “Harland Financial Solutions” or “Harland Financial”), “John H. Harland,” “Harland Clarke”, “Faneuil” and “Scantron” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words, but shall not include any Transition Names or the name “HFS”.
“Seller Plan” shall mean each Plan maintained by Seller under which any of the Companies or their Subsidiaries is a participating employer or in which one or more Company Employees participate; provided, however, that in no event shall any Company Plan be a Seller Plan.
“Seller Retirement Plans” shall have the meaning set forth in Section 4.9(d).
“Seller's Flex Plan” shall have the meaning set forth in Section 4.9(f).
“SIP” shall have the meaning set forth in Section 4.9(a).
“Software” means software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code.

“Straddle Period” shall mean, with respect to the Companies and their Subsidiaries, any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to a specified Person, any other Person of which the specified Person owns, directly or indirectly, 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) or of which the specified Person controls the management.
“Survival Period” shall have the meaning set forth in Section 8.1.
“Tax Claim” shall mean any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim under Article VII.
“Tax Proceeding” shall have the meaning set forth in Section 7.5(b).
“Tax Return” shall mean all returns, declarations, reports, statements, estimates, information statements, claim for refund, and other forms and documents required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of, any Taxes and any amendments or attachments thereto.
“Taxes” shall mean any net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, value added, franchise, profits, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, registration, recording, occupation, premium, personal property, real property, unclaimed property, social security, environmental (including Section 59A of the Code), alternative or add-on, registration, windfall profits or other tax, imposts, levies, assessments, charges, customs duties or amount imposed by (or otherwise payable to) any Taxing Authority, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under Applicable Laws with respect to taxes, in each case, whether disputed or not.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Termination Date” shall have the meaning set forth in Section 6.1(a)(v).
“Third Party Licenses” shall have the meaning set forth in Section 2.18(e).
“Transfer Taxes” shall have the meaning set forth in Section 7.8.
“Transition Materials” shall have the meaning set forth in Section 4.19(a).
“Transition Names” shall mean the name “Harland Financial Solutions” (in its entirety), the logos listed in Section 9.13(d) of the Company Disclosure Schedule and the names of each of the Companies and their respective Subsidiaries (in each's entirety) as of immediately prior to Closing.

“Transition Services Agreement” shall mean a transition services agreement to be entered into at the Closing between Seller and Buyer, substantially in the form set forth on Exhibit A hereto.
“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HARLAND CLARKE HOLDINGS CORP.
By:	/s/ Chuck Dawson
Name: Chuck Dawson
Title: Chief Executive Officer

SPOKE ACQUISITION, INC.
By:	/s/ Brian Kyle
Name: Brian Kyle
Title: Executive Vice President and
Chief Financial Officer

D+H Ltd.
By:	/s/ Brian Kyle
Name: Brian Kyle
Title: Executive Vice President and
Chief Financial Officer

DAVIS + HENDERSON CORPORATION (solely for the purposes of Section 4.2, Section 4.4, Section 4.21, Section 4.22, Section 8.3, Section 9.7 and Section 9.8)
By:	/s/ Brian Kyle
Name: Brian Kyle
Title: Executive Vice President and
Chief Financial Officer

MacAndrews & Forbes Holdings Inc. (solely for the purposes of Section 4.13, Section 4.16, Section 4.19, Section 8.2 and Section 9.9)
By:	/s/ Barry F. Schwartz
Name: Barry F. Schwartz
Title: Executive Vice Chairman